UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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HAWAIIAN TELCOM HOLDCO, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 17, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Hawaiian Telcom Holdco, Inc. to be held on Friday, April 29, 2016, at 8:00 a.m. at our headquarters at 1177 Bishop Street, Honolulu, Hawaii 96813.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the Annual Meeting. You also will have the opportunity to hear an update on certain aspects of our business that have occurred in the past year.

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

/s/ Scott K. Barber
Scott K. Barber President and Chief Executive Officer

Hawaiian Telcom Holdco, Inc.

P.O. Box 2200

Honolulu, HI 96841

March 17,  2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Hawaiian Telcom Holdco, Inc. will hold its Annual Meeting of Stockholders on Friday, April 29, 2016, at 8:00 a.m. H.S.T. at our headquarters at 1177 Bishop Street, Honolulu, Hawaii 96813.

The Annual Meeting is being held for the following purposes:

1.To elect nine directors to serve until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

2.To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.To transact any other business that properly comes before the meeting and any adjournment or postponement thereof.

The Board of  Directors has selected March 7, 2016 as the record date for determining stockholders entitled to vote at the Annual Meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our headquarters at 1177 Bishop Street, Honolulu, Hawaii 96813 for ten days before the Annual Meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials by sending you this full set of proxy materials on or about March 23, 2016, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2016 Annual Report to Stockholders are available at http://ir.hawaiiantel.com.

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible in accordance with the instructions provided to you, to ensure that your vote is counted at the Annual Meeting.

By Order of the Board of Directors,

/s/ Sean K. Clark Sean K. Clark Secretary

HAWAIIAN TELCOM HOLDCO, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Page
General Information	1
Proposal No. 1—Election of Directors	3
Proposal No. 2—Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016	10
Audit Committee Report	12
Stock Ownership	13
Security Ownership of Certain Stockholders, Directors and Executive Officers	13
Section 16(a) Beneficial Ownership Reporting Compliance	15
Compensation of the Named Executive Officers and Directors	15
Compensation Discussion and Analysis	15
Compensation Committee Report	27
Relationship between Compensation Plans and Risk	28
Summary Compensation Table	28
Employment Agreements	29
Grants of Plan‑Based Awards	30
Outstanding Equity Awards at Fiscal Year‑End	31
Option Exercises and Stock Vested	32
Pension Benefits	32
Nonqualified Deferred Compensation	32
Potential Payments on Termination or Change in Control	32
Compensation of Directors	34
Compensation Committee Interlocks and Insider Participation	35
Certain Relationships and Related Transactions	35
Other Information	39
Stockholder Proposals for the 2017 Annual Meeting	39
Other Matters	39
Appendix A	40

i

PROXY STATEMENT

GENERAL INFORMATION

Q:Who is soliciting my proxy?

A:The Board of Directors (the “Board”) of Hawaiian Telcom Holdco, Inc. (“we,” “us” or the “Company”) is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2016 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). Certain of our directors, officers and employees may also solicit proxies on the Board’s behalf by mail, telephone, email, facsimile transmission, or in person.

Q:Who is paying for this solicitation and what are the means of solicitation?

A:We will pay for this solicitation of proxies. Solicitation of proxies may be made by means of personal calls upon, or telephonic, facsimile or electronic communications with, stockholders or their personal representatives by our directors, officers and employees. Our directors, officers and employees will not receive additional remuneration for any such solicitation.  We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:What am I voting on?

A:You will be voting on two proposals:

Proposal No. 1 is for the election of nine directors.

Proposal No. 2 is for the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2016.

Q:Who can vote?

A:Only our stockholders of record at the close of business on March 7, 2016 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting.

Q:How do I vote and how do I revoke my proxy?

A:If you hold your shares in your own name as a stockholder of record (i.e., your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our stock transfer agent), you may vote your shares either by proxy or in person at the meeting. To vote in person, please bring a form of identification, such as a valid driver’s license or passport, and proof that you are a stockholder of record as of March 7, 2016, and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

•Via the Internet.  You may vote through the Internet by following the instructions on the proxy card.

•By Telephone.  You may vote by touchtone telephone by following the instructions on the proxy card.

•By Mail.  You may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect your right to vote your shares in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline by giving our Secretary written notice of your revocation, by submitting a later‑dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted). If your shares are registered in “street name” (i.e., held in a brokerage account or by a bank or other nominee), you will receive a voting instruction card or other information from your broker or other holder of record seeking instruction regarding how to vote your shares. If you do not provide such instruction, your broker or nominee may vote your shares at its discretion on your behalf on the ratification of the selection of the Company’s independent registered public accounting firm for fiscal year 2016, but not on the other proposals.

Q:What is the deadline for submitting a proxy?

A:Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received at the Company’s headquarters by 11:59 p.m. Eastern Time on April 28, 2016. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:What constitutes a quorum?

A:On the record date, we had 11,466,398 shares of common stock, $0.01 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:What vote is needed?

A:For Proposal No. 1, the directors will be elected by a plurality of the votes cast.

For Proposal No. 2, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 2 is required to approve the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Q:What are abstentions and broker non‑votes and how do they affect voting?

A:Abstentions—If you specify that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum and included in the shares entitled to vote on Proposal No. 2. Thus an abstention on Proposal No. 2 will have the effect of a vote against the proposal.

Broker Non‑Votes—If your broker holds your shares in its name and does not receive voting instructions from you, your broker may only vote these shares on certain “routine” matters, such as the ratification of the selection of the Company’s independent registered public accounting firm. However, on non‑routine matters, such as the election of directors, your broker cannot vote your shares unless it has received voting instructions from you, as it does not have discretionary voting power for those particular items. So long as the broker has discretion to vote on at least one proposal, which your broker will have by virtue of the routine matter on this year’s ballot, these “broker non‑ votes” are counted toward establishing a quorum. Because directors are elected by a plurality of the votes cast, broker non‑votes will not affect the outcome of the election of directors.

Q:What dissenter’s rights of appraisal do I have?

A:There are no dissenters’ rights of appraisal with respect to the matters to be acted upon at the Annual Meeting.

Q:How do I contact the Board?

A:You can send written communications to our Board or any individual director addressed to:

Board of Directors

c/o Secretary

Hawaiian Telcom Holdco, Inc.

P.O. Box 2200

Honolulu, HI 96841

Our Secretary will then direct such communications to the appropriate director(s), except for solicitations or other matters unrelated to us.

Q:How can I nominate director candidates?

A:Please refer to the Section captioned “Election of Directors” and the Section captioned “Stockholder Proposals for the 2017 Annual Meeting” in this Proxy Statement.

Q:What is householding?

A:Householding is a procedure approved by the SEC that provides for the delivery of only one copy of our proxy materials to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies. This procedure is known as “householding” and is intended to reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. We will promptly deliver, upon request, a separate copy of the Proxy Statement to any stockholder residing at an address at which only one copy was mailed. Requests should be addressed to Investor Relations at our principal executive offices. If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies.

Q:Can I access the proxy materials on the Internet?

A:The proxy materials are available online at http://ir.hawaiiantel.com. At this website, you will find directions as to how you may access and review all of the important information you need. These proxy materials are free of charge.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, directors will be elected to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The individuals named as proxy holders will vote your proxy for the election of the nine nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxy holders may vote for a substitute. There is no cumulative voting in the election of directors.

Our Nominating and Governance Committee is charged with identifying, evaluating, and recommending to the Board candidates for election to the Board or for appointment by the Board to fill a vacancy. The Nominating and Governance Committee seeks individuals with, among other things, knowledge of our industry and technologies, business management and financial oversight experience, and reputation in the industry and community. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of knowledge and experience. We believe that our directors should represent the interests of our stockholders, be committed to enhancing stockholder value, and have sufficient available time to diligently perform their duties. The Nominating and Governance Committee will consider director candidates recommended by security holders, applying the same evaluation criteria described above. Any recommendation must be received by the Nominating and Governance Committee, c/o Secretary, Hawaiian Telcom Holdco, Inc., P.O. Box 2200, Honolulu, HI 96841, no earlier December 30, 2016, and no later than January 29, 2017, for consideration for the 2017 Annual Meeting, and must include a resume and other written information supporting the nominee’s qualifications to serve on the Board, a statement signed by the nominee confirming the nominee’s willingness to serve as a director, and evidence of the security holder’s ownership of our common stock. Stockholders who wish to nominate directors for election must also comply with the advance notice provisions of our Amended and Restated Bylaws (the “Bylaws”) as described in “Stockholder Proposals for the 2017 Annual Meeting” below.

Nominees for Directors

Each of Kurt M. Cellar, Meredith J. Ching, Walter A. Dods, Jr., Richard A. Jalkut, Steven C. Oldham, Eric K. Yeaman, Scott K. Barber, N. John Fontana III and Robert B. Webster has been nominated for election by the Board upon recommendation by the Nominating and Governance Committee and has decided to stand for election. Each of N. John Fontana III and Robert B. Webster has been nominated pursuant to the terms of a Nomination, Standstill and Support Agreement, each described in more detail below. Set forth below are the names and ages of the current directors and the 2016 director nominees, their principal occupations or employment for at least the past five years, the names of other public companies for which they serve as a director or have served as a director during at least the past five years, and the years the incumbent directors became directors. Also set forth are the specific experience, qualifications, attributes, and skills that led our Nominating and Governance Committee and Board to conclude that they should serve as directors.

The following table provides information regarding Director nominees and current Directors as of March 14, 2016:

			Director
Name	Age	Position(s)	Since
Kurt M. Cellar(1)(2)	46	Nominee and Current Director	2010
Meredith J. Ching	59	Nominee and Current Director	2015
Walter A. Dods, Jr.(2)(3)	74	Nominee and Current Director	2005
Richard A. Jalkut(2)(4)	71	Nominee and Current Director	2010
Steven C. Oldham(1)(4)	65	Nominee and Current Director	2010
Eric K. Yeaman	48	Nominee and Current Director	2008
Scott K. Barber(4)	54	Nominee, President, Chief Executive Officer and Current Director	2015
N. John Fontana III	57	Nominee
Robert B. Webster	52	Nominee
Warren H. Haruki(3)(4)	63	Current Director(5)	2010
Bernard R. Phillips III(1)(3)	63	Current Director(5)	2010

(1)Member of the Audit Committee.

(2)Member of the Nominating and Governance Committee.

(3)Member of the Compensation Committee.

(4)Member of the Executive Committee.

(5)Not standing for re-election.

Kurt M. Cellar is President of Corner Pocket Investors, Inc. and has been a consultant to companies in the telecommunications, retail and insurance industries since January 2008. He previously had been a Partner and Portfolio Manager of Bay Harbour Management L.C., a hedge fund, from 1999 until January 2008. He currently serves on the Boards of Directors of Angiotech Pharmaceuticals, Inc., Horizon Lines, Inc., Six Flags Entertainment Corporation, and U.S. Concrete, Inc. Mr. Cellar is a Chartered Financial Analyst. Mr. Cellar has extensive experience in telecommunications, both as an investor and a board member, as well as significant financial analysis experience. He has chaired audit and compensation committees of other companies and has been designated by the Board as an “audit committee financial expert.”

Scott Barber became President and Chief Executive Officer of the Company and a Director in June 2015. Prior to becoming our Chief Executive Officer, Mr. Barber served as our Chief Operating Officer since January 2013, where he was responsible for overseeing day-to-day operations of the Company’s technology, sales, marketing, customer service, customer care, business operations, and business development teams. Prior to joining us, Mr. Barber was Vice President of Operations of Consolidated Communications, an Illinois based telecommunications company, since July 2012, during which time he led field and network operations teams across six states. Prior to joining Consolidated Communications, Mr. Barber held various executive positions at SureWest Communications beginning 1994, most recently as Chief Operating Officer from 2011 to 2012. He also is a director of the United States Telecom Association. Mr. Barber brings to the Board vast hands-on operational and managerial experience in the telecommunications industry and, as Chief Executive Officer, is knowledgeable about the strategic issues facing the Company.

Meredith J. Ching has served since 2007 as senior vice president of government and community relations of Alexander & Baldwin, Inc. (“A&B”), a 145-year old Hawaii company with interests in real estate development, agriculture, natural materials and infrastructure construction. Prior to joining A&B in 1982, Ms. Ching held the position of financial analyst with the Dillingham Corporation. Ms. Ching’s past government service activities also include the State of Hawaii Commission on Water Resource Management, the State Board of Agriculture, City & County of Honolulu Charter Commission, Mayor’s Task Force to develop the Pacific Nations Center and the Governor’s Task Force on the Department of Environmental Protection. Ms. Ching brings to the Board extensive knowledge of Hawaii’s unique business, legislative and regulatory environment and high-level management experience with a publicly traded company, as a member of A&B’s senior management team.

Walter A. Dods, Jr. has served as a Director of the Company since 2005, first serving from May 2, 2005 until October 28, 2010 (Chairman of the Board from May 8, 2008 until October 28, 2010), then being reappointed to the Board of Directors on December 9, 2010.  Mr. Dods also served as the non executive Chairman of the Board of BancWest Corporation, a $74 billion bank holding company wholly-owned by BNP Paribas based in Honolulu, Hawaii, from January 2005 through December 2007, and served as a director since 1983. He also was the non executive Chairman of the Board of First Hawaiian Bank from January 2005 until December 2008 and has served as a director since 1979, as well as Vice Chairman of Bank of the West since 1998. First Hawaiian Bank and Bank of the West are subsidiaries of BancWest, Corporation. From 1996 to 1997, Mr. Dods served as the National President of the American Bankers Association and was a member of the Federal Advisory Council of the Federal Reserve System, representing the 12th district of the Federal Reserve from 1999 to 2000. Mr. Dods also has served as the Chairman of the Board of Matson, Inc. since June 2012, has served on the Board of Directors of Par Pacific Holdings, Inc. since June 2015, served on the Board of Directors of Alexander & Baldwin, Inc. from 1989 to 2014, and served on the Board of Maui Land & Pineapple Company, Inc. from October 2004 through May 2010. Mr. Dods also serves on the Board of Directors of several privately-held companies. Mr. Dods brings to the Board extensive experience managing complex business organizations as well as extensive knowledge of the Hawaii markets in which the Company operates.

N. John Fontana III is a nominee for Director. Mr. Fontana is a Senior Managing Director on the Black Diamond Capital Management (“Black Diamond”) private equity team. Prior to joining Black Diamond, Mr. Fontana was the President of Yankee Candle International, a Madison Dearborn portfolio company from 2011 to 2014. Prior to that, Mr. Fontana was a Managing Director and the lead operating partner with Allied Capital in Washington, DC and the CEO of an Allied portfolio company from 2003 to 2009. Mr. Fontana has been a portfolio company CEO through several successful exits and turnarounds. Mr. Fontana was a partner with Deloitte & Touche in the leveraged transactions group, and was a manufacturing executive with Frito-Lay and a consultant with Bain & Co. Mr. Fontana brings to the Board significant operational experience and adds the investor perspective of the Company’s largest stockholder.  Mr. Fontana was nominated to the Board of Directors pursuant to a Nomination, Standstill and Support Agreement between the Company and Black Diamond, pursuant to which, among other things, the Company has agreed to take certain actions to cause Black Diamond’s designated representative to be nominated and elected to the Company’s Board of Directors at each of the Company’s 2016, 2017 and 2018 Annual Meeting of Stockholders. In exchange, Black Diamond has agreed to certain affirmative and negative covenants. See “Certain Relationships and Related Transactions” below.

Warren H. Haruki has been President and Chief Executive Officer of Grove Farm Company, Inc., a privately‑held land development company located on Kauai, Hawaii, since February 2005. He also is the Chairman and Chief Executive Officer, since 2009, of Maui Land & Pineapple Company, Inc. He also serves on the Board of Directors of several privately‑held companies located in Hawaii. From 1991 until his retirement in 2003, Mr. Haruki served as President of the predecessors of Hawaiian Telcom, Inc., and as a result is knowledgeable about the strategic issues facing the Company and the Hawaii markets and communities in which the Company operates. During his 26‑year career with GTE and Verizon, he gained in‑depth experience in all aspects of the operations of a telecommunications company.

Richard A. Jalkut has been President and Chief Executive Officer of U.S. TelePacific Corp. (dba TelePacific Communications), the third largest wireline telecom provider in California and second largest in Nevada, since 2002. Mr. Jalkut has more than 35 years’ experience in the telecommunications industry, including previously serving as President and Chief Executive Officer of Pathnet Telecommunications, Inc., a wholesale provider of services to more than one hundred second‑ and third‑tier markets located across the U.S., and President, Chief Executive Officer and Chairman of NYNEX Telephone Companies. Mr. Jalkut has served on the Board of Directors of other telecom companies, including Covad Communications Group, Inc. from 2005 to 2008 and Birch Telecom from 2000 to 2005. He brings to the Board extensive board experience with both telecom and non‑telecom companies and experience managing telecommunication companies, including serving on the Board of Directors of Univar Inc. from 2002 to the present and HSBC Holdings plc from 1991‑July 2015, and has an in‑depth understanding of the challenges and opportunities facing the telecommunications industry.

Steven C. Oldham served as President and Chief Executive Officer of SureWest Communications, a publicly‑held integrated communications provider headquartered in Northern California, from January 2006 until his retirement in June 2012. Prior to joining SureWest, Mr. Oldham served as a Senior Advisor to The Brattle Group, which provides consulting services and expert testimony on economic, finance, regulatory and strategic issues, from May 2002 to May 2005. Mr. Oldham was a member of SureWest’s Board of Directors from January 2004 to June 2012 and was chairman of its audit committee from June 2004 to December 2005. He served as Chairman of the United States Telecom Association, the leading trade association representing broadband service providers, manufacturers and suppliers, from October 2009 to November 2011. He brings to the Board extensive experience managing a telecommunication company and an in‑depth understanding of the challenges and opportunities facing the telecommunications industry. He has been designated by the Board as an “audit committee financial expert.”

Bernard R. Phillips III served as President and Chief Executive Officer of the National Rural Telecommunications Cooperative (NRTC) from 1987 until his retirement at the end of May 2010. NRTC is a cooperative that represents the advanced telecommunications and information technology interests of more than 1,500 rural utilities and affiliates, including an affiliate of the Company. Mr. Phillips served on the Board of Directors of Digital Bridge Communications Corp., a private operator of WiMAX 4G broadband networks in underserved and rural America, and served on the Board of Director of privately‑held Avail‑TVN, a digital media services company, until May 12, 2010. Mr. Phillips brings to the Board extensive legislative and regulatory telecom experience and broad experience generally in the telecommunications industry.

Robert B. Webster is a nominee for Director. Mr. Webster co-founded Twin Haven Capital Partners LLC in 2009 (“Twin Haven”) and is Senior Managing Director and Portfolio Manager of Twin Haven’s Special Opportunities Funds. From 2001 to 2009, Mr. Webster served as a Managing Director and Portfolio Manager of the Special Opportunity Funds at Pequot Capital Management, Inc. (“Pequot Capital”). Prior to joining Pequot Capital, Mr. Webster served as Managing Director of Pacific Capital Group (“PCG”), a private merchant bank that founded Global Crossing, Ltd., and later concurrently served as Senior Vice President of Global Crossing. At PCG, Mr. Webster served as head of its private equity investment team. Mr. Webster previously served as a partner in both the M&A and Audit practices of KPMG, LLP. In his capacity as a portfolio manager and investment analyst, Mr. Webster has been an active investor in the telecommunications industry for over 15 years. Mr. Webster brings to the Board experience in the telecommunications industry as well as extensive investor and Board experience.  Mr. Webster was nominated to the Board of Directors pursuant to a Nomination, Standstill and Support Agreement between the Company and Twin Haven and certain of its affiliates, pursuant to which, among other things, the Company has agreed to take certain actions to cause Twin Haven’s designated representative to be nominated and elected to the Company’s Board of Directors at each of the Company’s 2016, 2017 and 2018 Annual Meeting of Stockholders. In exchange, Twin Haven has agreed to certain affirmative and negative covenants. See “Certain Relationships and Related Transactions” below.

Eric K. Yeaman has served as President and Chief Operating Officer of First Hawaiian Bank since June 2015.  Mr. Yeaman previously served as the Company’s President and Chief Executive Officer from June 2008 until June 2015, leading the Company through its filing for bankruptcy protection under chapter 11 of the United States Bankruptcy Code in December 2008, and its emergence from chapter 11 in October 2010. Prior to joining the Company, Mr. Yeaman served as Senior Executive Vice President and Chief Operating Officer of Hawaiian Electric Company, Inc. (“HECO”) from January 2008 to June 2008, where he was responsible for its Oahu operations, energy solutions, public affairs and the financial and administrative process areas. From January 2003 to January 2008, Mr. Yeaman served as Financial Vice President, Treasurer and Chief Financial Officer of Hawaiian Electric Industries, Inc. (“HEI”), HECO’s parent company. At HEI, he oversaw the controller, treasury, investor relations, corporate tax, information technology and enterprise risk management functions. Mr. Yeaman began his career at Arthur Andersen LLP in September 1989. Mr. Yeaman has been a director of Alexander & Baldwin, Inc. since June 2012 and a director of Alaska Air Group, Inc. since November 2012. Mr. Yeaman brings to the Board extensive experience managing complex business organizations as well as knowledge of the Hawaii markets in which the Company operates and, as the Company’s former Chief Executive Officer, is knowledgeable about the strategic issues facing the Company.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Governance of the Corporation

Corporate Governance

We have adopted policies and practices that we believe result in strong and effective corporate governance. These policies and practices include:

•Seven of the nine directors constituting the Board are “independent” under the NASDAQ rules.

•All members of our Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent under the NASDAQ rules.

•The Board has adopted a Code of Business Conduct applicable to all of our employees, including our executive officers, as well as a Code of Conduct for the directors of the Company. The Code of Business Conduct and Code of Conduct for the Board of Directors can be found at http://ir.hawaiiantel.com.

•We have a hotline for employees to report, on an anonymous basis, violations of our Code of Business Conduct, including without limitation, any accounting, internal control, or audit concerns.

•We have a policy regarding conflicts of interest under which all potential conflicts of interest must be reported to the Company on an annual basis and as they arise.

Director Independence

The Board has determined that Messrs. Cellar, Dods, Fontana, Haruki, Jalkut, Oldham, Phillips and Webster and Ms. Ching are “independent” under the NASDAQ rules. In making its independence determination, the Board considered among other things the Company’s purchase of bulk fuel on a competitive bid basis from a subsidiary of Par Pacific Holdings, Inc., of which Mr. Dods is a director.

Board Meetings

The Board met eight times in 2015.  Six of these Board meetings included executive sessions of the non‑management directors. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they serve that were held in 2015. Directors are allowed to attend meetings of committees on which they do not serve as members. However, the Audit Committee and Compensation Committee regularly hold executive sessions of only the committee members or non‑management Directors.

Board Leadership Structure

We currently separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles as they presently are defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day‑to‑day leadership, operation and performance, while the Chairman leads the Board and provides guidance to our Chief Executive Officer.

Committees of the Board of Directors

Our Board has an Audit Committee, Compensation Committee, Nominating and Governance Committee, and Executive Committee. Each of our committees has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee can be found through the “Investor Relations” link on our website at www.hawaiiantel.com. Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee.  The duties and responsibilities of the Audit Committee include recommending the appointment or termination of the engagement of our independent registered public accounting firm, overseeing the relationship with our independent registered public accounting firm, and reviewing significant accounting policies and controls. The members of the Audit Committee are Messrs. Oldham (Chairman), Cellar, and Phillips, each of whom is an independent director under the NASDAQ rules. The Audit Committee met four times in 2015. Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NASDAQ rules.

The Board has determined that the Audit Committee includes two “audit committee financial experts”, Steven C. Oldham and Kurt M. Cellar, as that term is defined in SEC regulations. Mr. Oldham has financial expertise through his experience as Chief Executive Officer and past audit committee chairman of a publicly‑held telecommunications company. Mr. Cellar currently is the chairman of two audit committees of public companies and has financial expertise as a Chartered Financial Analyst and former manager of a hedge fund. Messrs. Oldham and Cellar also are “independent” under the NASDAQ independence standards. In addition, the Board believes that all of the members of the Audit Committee are qualified to address any issues that are likely to come before the Audit Committee, including the evaluation of our financial statements and supervision of our independent registered public accounting firm.

Compensation Committee.  The duties and responsibilities of the Compensation Committee include reviewing and approving the compensation of executive officers and reviewing and making recommendations to the Board concerning the compensation of the independent directors. The members of the Compensation Committee are Messrs. Haruki (Chairman), Dods, and Phillips. The Compensation Committee met four times in 2015. In addition to being independent under the NASDAQ rules, each member of the Compensation Committee is a “non‑employee director” for purposes of the Exchange Act.

The Compensation Committee determines all compensation for our executive officers. Before making decisions on compensation for each of the executive officers other than the Chief Executive Officer, the Compensation Committee reviews with our Chief Executive Officer each executive’s performance and accomplishments over the prior year. Mr. Barber makes recommendations to the Compensation Committee regarding base salary increases and other compensation matters for each executive officer other than himself.

To independently assist and advise the Compensation Committee, the Compensation Committee has retained Pay Governance LLC (“Pay Governance”), a national compensation consulting firm. The engagement of Pay Governance is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses. In March 2016, Pay Governance provided a letter to the Compensation Committee confirming its independence. As needed, the Compensation Committee consults with Pay Governance on our executive compensation programs, compensation program design changes, compensation strategy, and effectiveness of pay delivery, and asks Pay Governance to review and analyze market information on compensation trends and practices and to make recommendations to the Compensation Committee based on competitive compensation data.

Nominating and Governance Committee.  The duties and responsibilities of the Nominating and Governance Committee include making recommendations regarding individuals qualified to become directors, the structure and composition of the Board and committees of the Board, and corporate governance policies and practices. The members of the Nominating and Governance Committee are Messrs. Dods (Chairman), Cellar, and Jalkut, each of whom is an independent director under the NASDAQ rules. The Nominating and Governance Committee met three times in 2015.

Executive Committee.  The purpose of the Executive Committee is to act for the Board between Board meetings. The Executive Committee has all the powers of the Board except as otherwise provided in the Company’s Bylaws or the corporation laws of the State of Delaware. The members of the Executive Committee are Messrs. Jalkut (Chairman), Haruki, Oldham, and Barber. The Executive Committee met six times in 2015.

Director Stock Ownership Guidelines

To align the Board’s interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each Board member (except for the Chief Executive Officer who is subject to separate stock ownership guidelines in his capacity as Chief Executive Officer), not later than three years after the later of the date of adoption of the guidelines and the date the individual becomes a member of the Board, should own shares of our common stock with a value equal to at least three times the applicable annual cash retainer.  Such shares may be owned directly or by the individual’s revocable living trust. All of our Board members have met the ownership guidelines or have time remaining under the guidelines.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, competitive, regulatory, financial, economic, and legal risks. Our management is responsible for the day‑to‑day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management, as well as from external advisors such as Deloitte & Touche LLP, on areas of material risk to us, including operational, competitive, regulatory, financial, economic, and legal risks. The full Board (or the appropriate Board committee in the case of risks that are reviewed by a particular committee) reviews these reports in order to understand our risk exposures and the steps that management has taken to monitor and control these exposures. Reports received by a Board committee, or summaries thereof, are provided to the full Board, thereby enabling the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses the risks associated with the Company’s compensation policies. See also “Compensation of the Named Executive Officers and Directors—Relationship Between Compensation Plans and Risk.”

Annual Meeting Attendance

We encourage, but do not require, our directors to attend our annual meetings of stockholders. All of our directors attended our 2015 Annual Meeting of Stockholders.

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2016

Selection of Auditor

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2016, and we are asking you to ratify this selection. Deloitte has been our independent accounting firm since 2005.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity, independence, and performance of the independent registered public accounting firm. Additionally, our Deloitte engagement audit partner is subject to regular rotation, the most recent rotation having occurred in 2013. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the selection of Deloitte. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 2 does not ratify the selection of Deloitte, the Audit Committee will review its future appointment of Deloitte.

Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

We expect that a representative of Deloitte will be present at the Annual Meeting and that the representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre‑Approval of Audit and Permissible Non‑Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre‑approve all audit and permissible non‑audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit‑related services, tax services, and other services. Pre‑approval is generally requested annually and any pre‑approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee also may, on a case‑by‑case basis, pre‑approve particular services that are not contained in the annual pre‑approval request. In connection with this pre‑approval policy, the Audit Committee also considers whether the categories of pre‑approved services are consistent with the rules on accountant independence of the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by Deloitte for professional services rendered for the years ended December 31, 2015 and December 31, 2014:

	Fiscal Year	Fiscal Year
Fee Category	2015	2014
Audit Fees	$1,031,000	$972,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,031,000	$972,000

Audit Fees.  Consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements and services that Deloitte normally provides in connection with statutory and regulatory filings or engagements.

Non‑Audit Fees.  None.

The Audit Committee determined that Deloitte’s provision of the audit services, and the fees that we paid for these audit services (no non‑audit fees), are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre‑approved the services that Deloitte provided in 2015 and 2014 in accordance with the pre‑approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board (the “Audit Committee”) consists of Steven C. Oldham (Chairman), Kurt M. Cellar and Bernard R. Phillips III. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the NASDAQ rules.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter annually. The charter was last reviewed in March 2016 and is available through the “Investor Relations” link on our website at www.hawaiiantel.com.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2015, and met with management, as well as with representatives of Deloitte, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Deloitte the matters required to be discussed by applicable Public Company Accounting Oversight Board and Securities and Exchange Commission rules.

In addition, the Audit Committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with members of Deloitte its independence from management and the Company.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for 2015 be included in the Company’s proxy statement and Annual Report on Form 10‑K for the year ended December 31, 2015.

Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by Deloitte, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected Deloitte to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. In doing so, the Audit Committee considered the results from its review of Deloitte’s independence, including (a) all relationships between Deloitte and the Company and any disclosed relationships or services that may impact Deloitte’s objectivity and independence, (b) Deloitte’s performance and qualification as an independent registered public accounting firm, and (c) the regular rotation of Deloitte’s engagement audit partner, as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Deloitte to the stockholders for ratification. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter do not ratify this selection, the Audit Committee will review its future appointment of Deloitte.

Steven C. Oldham, Chairman Kurt M. Cellar Bernard R. Phillips III

STOCK OWNERSHIP

Security Ownership of Certain Stockholders, Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of the common stock of the Company as of March 1, 2016, by:

•each person known by us to beneficially own more than 5% of the common stock;

•each of our directors, nominees and Named Executive Officers identified in the Summary Compensation Table below; and

•all of our directors and Named Executive Officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The information relating to the Company’s 5% beneficial owners is based on information received by the Company from such holders or filed by such holders with the SEC. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted otherwise in the footnotes below, the address of each person listed in the table is: c/o General Counsel, Hawaiian Telcom Holdco, Inc., 1177 Bishop Street, Honolulu, Hawaii 96813.

	Amount and
	Nature of
	Beneficial	Percentage
Name and Address of Beneficial Owner	Ownership	of Class
5% or Greater Stockholders
Black Diamond Capital Management, L.L.C.(1)	2,649,110	23.1%
Twin Haven Capital Partners, L.L.C.(2)	2,515,321	21.9%
Loomis, Sayles & Company, L.P.(3)	698,913	6.1%
Directors, Nominees and Named Executive Officers
Richard A. Jalkut(4)	14,517	*
Kurt M. Cellar(5)	36,434	*
Meredith J. Ching(6)	2,056
Walter A. Dods, Jr.(7)	11,434	*
Warren H. Haruki(8)	11,434	*
Steven C. Oldham(9)	11,434	*
Bernard R. Phillips III(10)	14,434	*
Eric K. Yeaman(11)	193,876	1.7%
N. John Fontana III	—	—
Robert B. Webster(2)	2,515,321	21.9%
Scott K. Barber(12)	21,170	*
Robert F. Reich	38,362	*
John T. Komeiji(13)	43,510	*
Kevin T. Paul(14)	13,065	*
Dan T. Bessey(15)	1,183	*
All Named Executive Officers and directors as a group (13 persons)(16)	412,909	3.6%

*Less than 1%.

(1)Based on a Schedule 13D/A filed with the SEC on November 20, 2015. According to the Schedule D, Black Diamond Capital Management, L.L.C. and Stephen H. Deckoff have shared voting and shared dispositive power over all 2,649,110 shares. The address for Black Diamond Capital Management, L.L.C. is One Sound Shore Drive, Suite 200, Greenwich, CT 06830. The address for Stephen H. Deckoff, is c/o Black Diamond, 5330 Yacht Haven Grande, Suite 100, St. Thomas, U.S. Virgin Islands 00802.

(2)Based on a Schedule 13D/A filed with the SEC on December 2, 2015. According to the Schedule 13D, Twin Haven Capital Partners, L.L.C., Robert Webster, and Paul Mellinger have shared voting and shared dispositive power over all 2,451,000 shares, including 1,457,000 shares held by Twin Haven Special Opportunities Fund III, L.P. and 994,000 shares held by Twin Haven Special Opportunities Fund IV, L.P. The address for Twin Haven Capital Partners, L.L.C., Robert Webster, and Paul Mellinger is 33 Riverside Avenue, 3rd Floor, Westport, CN 06880.

(3)Based on a Schedule 13G/A filed with the SEC on February 12, 2016, 2015. According to the Schedule 13G/A, Loomis, Sayles & Company, L.P. has sole voting and sole dispositive power over all 698,913 shares. Loomis, Sayles & Company, L.P.’s address is One Financial Center, Boston, MA 02111.

(4)Includes 3,843 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016.

(5)Includes 2,498 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016.

(6)Includes 2,056 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016.

(7)Includes 2,498 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016.

(8)Includes 2,498 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016.

(9)Includes 2,498 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016.

(10)Includes 2,498 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016. Also includes 1, 500 shares of Common Stock held by the Bernard R.Phillips III Revocable Trust and 1, 500 shares of Common Stock held by the Nancy L. Phillips III Revocable Trust.

(11)Includes 1,876 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016. Also includes 14,000 shares of Common Stock held by the Eric Yeaman Irrevocable Trust.

(12)Includes 8,797 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016.

(13)Includes 6,970 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016.

(14)Includes 3,733 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016.

(15)Includes 1,183 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016.

(16)Includes 40,948 shares of Common Stock issuable upon settlement of outstanding restricted stock unit awards within 60 days of March 1, 2016.  Excludes shares beneficially owned by director nominees.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific deadlines for these reports and we must identify in this Proxy Statement those persons who did not timely file these reports. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, with the limited exceptions noted below, we believe that all persons subject to reporting filed the required reports on time in 2015. Dan T. Bessey filed one late report on Form 3 reporting his initial statement of beneficial ownership and one late report on Form 4 with respect to one transaction involving the grant of restricted stock units. Meredith J. Ching filed one late report on Form 3 reporting her initial statement of beneficial ownership and one late report on Form 4 with respect to one transaction involving the grant of restricted stock units.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information concerning the 2015 compensation program for the executive officers identified in the Summary Compensation Table below (the “Named Executive Officers”). This Compensation Discussion and Analysis contains forward‑looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

The compensation of our Named Executive Officers consists of three principal elements: (1) base salary, (2) cash‑based performance compensation, and (3) equity compensation. We believe our executive compensation program is effectively designed to align the interests of our executives with the interests of our stockholders and is instrumental in achieving our business objectives. In determining executive compensation for fiscal year 2015, the Compensation Committee considered the strong stockholder support that the “Say‑on‑Pay” proposal received at our May 2011 and May 2014 annual meetings of stockholders (approximately 93% and 99%, respectively, of the votes cast (excluding broker non‑votes) voted to approve the compensation of Company’s named executive officers).

As has been the case in the past, the Compensation Committee will consider stockholder concerns and feedback on our executive compensation program that it receives. Also, consistent with the results of our stockholder vote at our May 2011 annual meeting of stockholders on the frequency of future advisory votes on executive compensation, we will hold an advisory vote on the compensation of our Named Executive Officers every three years (the most recent vote was held in 2014) until the next required vote in 2017 on the frequency of advisory votes on the compensation of our Named Executive Officers.

Highlights of our executive compensation programs include the following:

•A significant portion of our Named Executive Officers’ total compensation (ranging from approximately 47% to approximately 66%) is considered by us to be “at risk” because it is subject to meeting meaningful performance goals, stock price performance, and continued employment.

•Our Named Executive Officers receive long‑term equity awards subject to performance‑based, as well as time‑based, vesting requirements. These long‑term incentives are targeted to have grant date values between 40% and 100% of our Named Executive Officers’ base salaries. We believe these awards ensure that a significant portion of the executives’ compensation is tied to long‑term Company performance, including stock price performance, thereby aligning the executives’ interests with those of stockholders.

•The Board has adopted stock ownership guidelines that require executives to hold a minimum amount of our common stock to further align executives’ interests with those of our stockholders.

The Compensation Committee periodically evaluates our executive compensation policies and practices and adjusts them as appropriate to reflect our performance and competitive needs. The Compensation Committee has engaged Pay Governance LLC (“Pay Governance”), an independent, national compensation consulting firm, to provide analysis of our Named Executive Officers’ compensation.

Fiscal Year 2015 Financial Performance and Executive Compensation

In 2015, our senior management continued to make progress executing our strategic plan, including investing in the key growth areas of our business, the ultimate goal of which is to increase stockholder value. Reflecting such progress, we recorded our sixth consecutive year of profitability since becoming a standalone company. We also continued to execute our strategy to grow our business and transform into a next-generation communications company, highlighted in 2015 by nearly $30 million in presales of capacity on our portion of the SEA-US trans-pacific fiber optic cable project (the “SEA-US Cable”). Revenue from our consumer channel also continued to grow, continuing the reversal that began in the second quarter of 2012 from the secular declines in legacy services. We continued to invest in our broadband network to expand and enhance our broadband capabilities and strengthen our competitive position. In particular, we were able to expand our portfolio of IP-based business products, expand the speed and reach of our high speed Internet service, integrate and continue to grow our data center business and expand the footprint and subscriber base of our Hawaiian Telcom TV service. We also upgraded and optimized our systems architecture in order to enhance and broaden our portfolio of services.

Executive Compensation Philosophy

We are in a highly‑technical and competitive industry and compete with many other companies for qualified executives. To meet this challenge, our Compensation Committee seeks to offer a compensation program that is competitive; attracts, retains, and motivates highly‑skilled executives who contribute to our success; aligns our executives’ interests with the interests of stockholders; and helps us to achieve our financial and strategic objectives by tying a substantial portion of our executives’ annual and long‑term compensation to the achievement of meaningful performance objectives. To date, we have not adopted formal policies or guidelines for allocating compensation between current and long‑term compensation, between cash and non‑cash compensation, or among different forms of non‑cash compensation, but our Compensation Committee considers data from surveys conducted by its compensation consultant in determining the appropriate allocation of our executives’ total compensation among annual base salary, annual cash performance compensation, and long‑term, equity‑based compensation. Our Compensation Committee seeks to target total direct compensation, on average, at the 50th percentile (median) based on competitive survey and peer company data provided by its compensation consultant.

Executive Compensation Process

Role of the Compensation Committee

Our Compensation Committee is responsible for establishing our executive compensation philosophy and administering our executive compensation program, including reviewing and approving the compensation of our Named Executive Officers. It also has the responsibility to assess the compensation policies and practices for all employees to determine if they create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee regularly consults with and reports to our full Board of Directors on its deliberations and actions.

Currently, the Compensation Committee consists of three members of the Board of Directors, Messrs. Dods, Haruki and Phillips. Our Board of Directors determined that each member of our Compensation Committee was and remains a non‑employee director for purposes of Rule 16b‑3 under the Exchange Act and an independent director as that term is defined under the NASDAQ rules.

The Compensation Committee reviews our executive compensation program on a periodic basis to determine whether it is appropriate, properly coordinated, and achieves its intended purposes.

Role of Management

In carrying out its responsibilities, our Compensation Committee works with our Chief Executive Officer and other members of our senior management team to obtain information such as Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of executives other than himself and attends Compensation Committee and Board meetings at which such compensation matters are discussed (other than those portions of such meetings involving his own compensation).

Role of Compensation Consultant

The Compensation Committee has the authority to retain the services of compensation consultants and other advisors from time to time, as it deems necessary or appropriate, in connection with the establishment and administration of our compensation and employee benefit plans, policies and programs. In February 2013, pursuant to the request of the Compensation Committee, Pay Governance completed its evaluation of the competitiveness and effectiveness of the total compensation package offered to our executives, including our Named Executive Officers (the “2013 Report”). In December 2014, Pay Governance provided an updated Bi‑Annual Executive Compensation review (the “2014 Updated Report”) including a market review and recommendations for 2015 for the base salaries, performance compensation payments and long‑term equity compensation programs, as well as a review of, and recommendations for 2015 regarding, annual incentive plan design, performance measures and performance ranges. Pay Governance serves at the discretion of the Compensation Committee and does not advise the Company on any other matters.

Use of Competitive Data

The 2013 Report compared the pay levels for 13 executive positions to competitive market data from the Towers Watson 2011/2012 Survey Report on Top Management Compensation and to publicly‑reported compensation at the following peer telecommunications companies: Alaska Communications Systems Group Inc., CenturyLink, Inc., Consolidated Communications Holdings Inc., FairPoint Communications Inc., Frontier Communications Corporation, General Communication Inc., NTELOS Holdings Corp., USA Mobility, Inc., and Windstream Corporation. The 2014 Updated Report compared the pay levels for 11 executive positions to competitive market data from the Towers Watson 2013/2014 Survey Report on Top Management Compensation and to publicly‑reported compensation at the following peer telecommunications companies: Alaska Communications Systems Group Inc., Atlantic Tele‑Network, Inc., Cogent Communications Holdings, Inc., Consolidated Communications Holdings Inc., FairPoint Communications Inc., General Communication Inc., Inteliquent, Inc., Iridium Communications Inc., Lumos Networks Corp., NTELOS Holdings Corp., Premiere Global Services, Inc., Shenandoah Telecommunications Co., Spok Holdings, Inc., and Vonage Holdings Corporation. The Compensation Committee reviews the peer group periodically and makes adjustments to its composition as necessary.

The results of the 2013 Report and the 2014 Updated Report showed that, on average, our executive base salaries are positioned at approximately the 50th percentile of the competitive survey and peer company data; target annual performance payments are positioned between approximately the 50th and 62.5th percentiles; and our long-term incentive compensation (as a percentage of base salary) is below the 50th percentile for our named executive officers. Target total cash compensation (the sum of base salary and target annual performance compensation) is, on average, near the 50th percentile, while target total direct compensation (the sum of base salary, target annual performance compensation, and long-term incentive compensation) was, on average, 3% below the 50th percentile as of the 2013 Report and 11% below the 50th percentile as of the 2014 Updated Report.

Tax and Accounting Considerations

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and to its executives, accounting consequences to the Company, and the impact of certain arrangements on stockholder dilution. However, to maintain maximum flexibility in designing appropriate compensation programs, the Compensation Committee, while considering these items as factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to have a particular tax or accounting result, to be deductible by the Company, or to achieve a specific level of stockholder dilution.

Our Compensation Committee considers the provisions of Section 162(m) of the Internal Revenue Code and related regulations that restrict deductibility for federal income tax purposes of executive compensation paid to certain of our executive officers, to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. However, in the event our Compensation Committee believes that our interests are best served, in a particular situation, by providing compensation that does not qualify as performance‑based compensation under Section 162(m), it may grant compensation which may be subject to the $1,000,000 annual limit on deductibility, including base salary, annual cash bonuses, and equity awards.

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers, persons who hold significant equity interests, and certain other highly‑compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that our Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Internal Revenue Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A. We have not agreed to pay any executive officer, including any Named Executive Officer, a “gross‑up” or other reimbursement payment for any tax liability that he might owe as a result of the application of Sections 280G, 4999 or 409A.

Executive Compensation Program

For 2015, the compensation program for our Named Executive Officers consisted of three principal elements: (1) base salary, (2) short-term cash‑based performance compensation, and (3) long-term equity compensation. The compensation program is designed to motivate our Named Executive Officers to perform in a manner that will enable us to achieve our strategic goals. Set forth below is a discussion of each element of our executive compensation program, including why each element is included, and the criteria for decisions made with respect to each such element for fiscal year 2015.

Base Salary.    Base salaries for our Named Executive Officers are based on the scope of their responsibilities, taking into account competitive survey data compiled by Pay Governance on compensation paid by comparable companies for similar positions. Base salary merit increases for Named Executive Officers are considered each year and are based on the individual performance appraisals of the executives and on the amount of the merit increase pool budgeted by management and approved by the Compensation Committee for the year in question. The Updated 2014 Report determined that our executive base salaries, on average, were positioned near the 50th percentile of the competitive survey and peer company data. For 2015, the Compensation Committee considered Pay Governance’s Updated 2014 Report, salary adjustment survey data obtained from Hawaii businesses by the Hawaii Employers Council, and past merit increases for our Named Executive Officers. Taking into account the foregoing, the Compensation Committee approved a 2.0 percent merit increase for our non-union employees, and also approved a 2.0 percent base salary increase for Messrs. Barber, Komeiji and Paul, which was at or below the national and Hawaii averages. Each of Messrs. Yeaman and Reich asked not to receive a base salary increase in 2015.

In conjunction with Mr. Barber’s promotion to Chief Executive Officer in June 2015, Mr. Barber received a 18.9% base salary increase from his base salary as Chief Operating Officer. Dan Bessey joined the Company as Chief Financial Officer in May 2015. In determining each of Mr. Barber’s and Mr. Bessey’s base salary, the Compensation Committee considered Pay Governance’s 2014 Updated Report, the advice of Pay Governance regarding target total direct compensation, the compensation package of the former Chief Executive Officer and Chief Financial Officer, respectively, and Mr. Barber’s and Mr. Bessey’s respective qualifications and experience.

When making the decisions on base salary increases, our Chief Executive Officer reviews the performance of the other Named Executive Officers and the Compensation Committee reviews the performance of our Chief Executive Officer. The following table shows the base salary information for each Named Executive Officer:

	Base Salary as of	Base Salary as of	Percentage Increase
Name	December 31, 2014	December 31, 2015	in Base Salary
Scott K. Barber (1)	$408,000	$485,000	18.9%
Dan T. Bessey (2)	$—	$340,000	NA
John T. Komeiji	$337,000	$343,500	1.9%
Kevin T. Paul	$295,800	$301,700	1.9%
Eric K. Yeaman (3)	$725,000	$—	—
Robert F. Reich (4)	$340,000	$—	—

(1)Reported for 2015 is Mr. Barber’s annualized Chief Executive Officer salary. Mr. Barber was appointed Chief Executive Officer effective June 2015. Prior to his promotion, Mr. Barber had served as the Company’s Chief Operating Officer and was to be paid an annualized salary of $416,000 in 2015, representing an increase of 1.9% from 2014.

(2)Reported for 2015 is Mr. Bessey’s annualized salary. Mr. Bessey joined the Company in May 2015.

(3)Mr. Yeaman resigned as Chief Executive Officer in June 2015. Mr. Yeaman’s annualized base salary for 2015 was $725,000, representing, at Mr. Yeaman’s request, no salary increase over 2014.

(4)Mr. Reich resigned as Chief Financial Officer in May 2015. Mr. Reich’s annualized base salary was $340,000, representing, at Mr. Reich’s request, no salary increase over 2014.

Annual Performance Compensation Plan.    The annual Performance Compensation Plan provides our Named Executive Officers and other key employees with the opportunity to obtain, in addition to their base salary, an annual cash performance payment that is dependent upon achieving defined corporate performance goals. Any cash performance payments generally are awarded no later than the end of the first quarter of the following year. Employment with the Company at the time of award is a prerequisite to receiving an award. The 2014 Updated Report determined that our target annual cash performance payments for our executives generally were positioned between the 50th and 62.5th percentiles of the competitive survey and peer company data. Following a review of our Performance Compensation Plan, Pay Governance recommended revising the payout percentages for achieving threshold and maximum levels from 75% and 125% of target, respectively, to either 75% and 150%, respectively, or 50% and 200%, respectively. The Compensation Committee chose a more conservative approach and decided to maintain the 2015 payout percentages for threshold and maximum levels at 75% and 125%, respectively.

The Performance Compensation Plan is reviewed annually and its terms may be modified from time-to-time to reflect changes in our business strategies and focus. Pursuant to the Performance Compensation Plan, the Compensation Committee approves the target annual performance payment awards for our Chief Executive Officer and other Named Executive Officers and the corporate and individual performance goals, if any, and their relative weights. The performance payment is calculated as a percentage of the employee’s annual salary. For our Named Executive Officers for the 2015 plan year, the percentages of annual salary used to determine the target annual performance payment ranged from 40% to 100%. Depending on the achievement of the predetermined targets set by the Compensation Committee, the annual performance payment may be less than or greater than the target annual performance payment. In addition, solely at our discretion, additional performance-based compensation may be paid to our Named Executive Officers and other key employees apart from the Performance Compensation Plan. The corporate performance calculations under our Performance Compensation Plan are based on our audited financial results, as shown below.

Beginning in the 2014 plan year, the Compensation Committee determined that the Performance Compensation Plan would be based on the achievement of only Company goals, and eliminated reliance on individual performance goals, based on the rationale that executives have a greater influence on corporate performance and to better align the interests of our executives with the Company’s stockholders. The Company goals consist of revenue, EBITDA as adjusted to account for certain non recurring costs and stock compensation (“Adjusted EBITDA) (see Appendix A for calculation and GAAP reconciliation), net cash flow, and customer satisfaction. Customer satisfaction goals are based on a composite of total telephone and email surveys from each of the consumer (10%), HTTV (5%) and business (10%) customer service categories in which survey participants gave the Company a “satisfied” 6-10 rating on a scale from 1 to 10. The relative weighting of the Company goals, performance target levels, and threshold and maximum levels are set forth in the table below, with the customer satisfaction targets representing the average of the three customer service categories:

		Percent of	Target
Company Goal	Weighting	Target	($ in mils)	% Payout
Revenue	30%
Threshold		95%	$381.4	75%
Target		100%	$401.5	100%
Maximum		105%	$421.6	125%
Adjusted EBITDA	25%
Threshold		95%	$114.4	75%
Target		100%	$120.4	100%
Maximum		105%	$126.4	125%
Net Cash Flow	20%
Threshold		200%	$(15.6)	75%
Target		100%	$(7.8)	100%
Maximum		0%	$0	125%
Total Customer Satisfaction	25%
Consumer Composite	10%
Threshold		84%	N/A	75%
Target		86%	N/A	100%
Maximum		88%	N/A	125%
HTTV Composite	5%
Threshold		91%	N/A	75%
Target		93%	N/A	100%
Maximum		95%	N/A	125%
Business Composite	10%
Threshold		84%	N/A	75%
Target		86%	N/A	100%
Maximum		88%	N/A	125%

The Compensation Committee determined that no payments for the 2015 plan year would be made unless the minimum thresholds for both revenue and Adjusted EBITDA were achieved. In addition, individual payouts were contingent upon the executive obtaining a “meets expectations” or better performance evaluation. Target annual performance payments were based on a payout schedule that provided for target opportunities of 100% of annual salary for the Chief Executive Officer and between 40% and 65% for the Named Executive Officers who were senior vice presidents, and maximum payout opportunities of 125% for the Chief Executive Officer and between 50% and 81.25% for the other Named Executive Officers.

The Company’s results for 2015 for revenue, Adjusted EBITDA, net cash flow, and customer satisfaction are presented in the table below. Based on the foregoing, the Compensation Committee approved 2015 plan year performance payments for the Named Executive Officers that reflected 71.9% of the Company goals component of their target annual performance payments, summarized as follows:

					Actual
			Result as a		Payout as a
	Target	Result	Percentage		Percentage
Corporate Performance Metric	($ in millions)(1)	($ in millions)(1)	of Target(2)(3)	Weighting	of Target(2)
Revenue	$401.5	$393.4	98.0%	30%	27.0%
Adjusted EBITDA	$120.4	$119.5	99.3%	25%	24.1%
Net Cash Flow	$(7.8)	$(6.6)	(118)%	20%	20.8%
Customer Satisfaction (4)	—	—	—	25%	—%
Payout percentage					71.9%

(1)Rounded to nearest million dollars.

(2)Rounded to nearest tenth of a percent.

(3)Determined by interpolation based on how the actual results compared to the threshold, target, and maximum levels.

(4)Customer satisfaction was measured in three categories based on customer surveys. All three categories were below the threshold level.

The following chart shows the 2015 plan year target and actual annual performance payment awards, as represented by reference to the applicable percentage of base salary, and actual dollar payouts for each Named Executive Officer:

		Potential
		Payout	Actual
	Target as a	Range as a	Payout as a
	Percentage of	Percentage of	Percentage of	Actual
Name	Annual Salary	Annual Salary	Annual Salary	Payout
Scott K. Barber(1)	100%	0 - 125%	71.9%	$298,772
Dan T. Bessey(2)	65%	0 - 81.25%	46.7%	$103,895
John T. Komeiji	65%	0 - 81.25%	46.7%	$165,891
Kevin T. Paul	40%	0 - 50%	28.7%	$89,649
Eric K. Yeaman(3)	100%	0 - 125%	71.9%	$—
Robert F. Reich(4)	65%	0 - 81.25%	46.7%	$—

(1)The Actual Payout combines the pro rated performance compensation payments from a partial year of service as Chief Operating Officer and a partial year of service as Chief Executive Officer.

(2)Pro-rated for partial year of service.

(3)Eric Yeaman resigned in June 2015 and was not eligible to receive a performance compensation payment.

(4)Robert Reich resigned in May 2015 and was not eligible to receive a performance compensation payment.

2010 Equity Incentive Plan.    The 2010 Equity Incentive Plan provides key employees, including our Named Executive Officers, and non-employee directors of the Company and its subsidiaries with the opportunity to receive restricted stock units (“RSUs”), stock options, and other equity based awards. The maximum number of shares of our common stock issuable pursuant to awards granted under the 2010 Equity Incentive Plan is 1,400,000 shares. As explained above, Pay Governance’s 2013 Report and the 2014 Updated Report determined that our long-term incentive compensation (as a percentage of base salary) was below the 50th percentile of the competitive survey and peer-company data for our Named Executive Officers.

The RSU awards are intended to provide long-term compensation for a four-year period beginning on the grant date. The size of each RSU award is based on a percentage of the executive’s base salary as well as on the fair market value of our common stock on the grant date. The Compensation Committee set the base salary percentage for each Named Executive Officer in line with the recommendation of the Company’s compensation consultant which was made following its assessment of competitive long-term incentive compensation levels for each Named Executive Officer. All RSU awards are non-transferable. Additionally, RSUs vest on an accelerated basis upon the participant’s death or disability, termination without Cause or by the participant for Good Reason or a change of control, as those terms are defined in the 2010 Equity Incentive Plan. See “Potential Payments on Termination or Change in Control” below.

The RSUs awarded to the Named Executive Officers are divided equally into time-based RSUs and performance based RSUs (“PBRSU”). The time-based RSUs vest in equal installments over a four-year period. In the case of the time-based RSUs awarded in 2015, for example, vesting will take place on March 12 of 2016, 2017, 2018, and 2019. In furtherance of the Compensation Committee’s desire to tie RSU awards to shareholder return as well as the Company’s financial performance, the Named Executive Officers’ PBRSUs vest over a four-year period (the first vesting occurring in year 2), based on the Company’s performance with respect to Adjusted EBITDA, total revenue and total shareholder return (“TSR”), each described in more detail below. In the case of PBRSUs granted in 2015, for example, vesting will take place on March 12 of 2017, 2018, and 2019. The vesting percentage for PBRSUs is determined based on the Company’s performance during the applicable performance period. For PBRSU grants made before 2013, the vesting percentage is based on a rolling performance period, with revenue and Adjusted EBITDA based on performance in the year trailing the vesting year, and TSR performance based on the trailing two years. Thus, a separate performance determination is made in each of the three vesting years. In contrast, for PBRSU grants made in and after 2013, the vesting percentage is based on revenue and Adjusted EBITDA performance in the year of grant and TSR performance in the year of grant and the following year, and a single vesting percentage is applied to all three vesting years. All vesting of PBRSUs is subject to continued employment through each vesting date and provided that no PBRSUs will vest if Adjusted EBITDA performance in the applicable performance year is below the threshold performance goal.

The PBRSUs allow for the possibility of vesting more than the target number of PBRSUs in the event of over-performance in relation to the performance goals as well as for the possibility of vesting fewer than the target number in the event of under-performance. Additionally, for all RSUs, the Compensation Committee has the discretion, after consideration of such factors as it deems appropriate, to reduce the number of PBRSUs that otherwise would vest based upon the achievement of the applicable performance goals. No discretionary adjustments were made in 2015.

PBRSU Vesting Formula

The number of PBRSUs that vest with respect to a given performance period is equal to the product of A times B times C, where:

A	=	The target number of PBRSUs scheduled to vest with respect to the applicable performance period.

B	=	Weighted % Vested from Revenue Performance + Weighted % Vested from Adjusted EBITDA Performance.

C	=	TSR Award Modifier.

B = Sum of Weighted % Vested from Revenue plus Weighted % Vested from Adjusted EBITDA Performance.

Weighted % Vested from Revenue and Adjusted EBITDA Performance are based on the achievement of goals determined for the applicable performance period by the Compensation Committee. Revenue performance is weighted forty percent (40%) and Adjusted EBITDA performance is weighted sixty percent (60%). The vesting percentage for each of revenue and Adjusted EBITDA ranges from seventy-five percent (75%) for achieving Threshold to one hundred twenty-five percent (125%) for achieving Maximum. In the event of performance between Threshold and Target or between Target and Maximum, straight-line interpolation is used to determine the weighted percentages set forth above. If performance is below Threshold, the applicable weighted percentage will equal zero percent (0%). In no event may the Weighted % Vested from Revenue Performance or the Weighted % Vested from Adjusted EBITDA Performance exceed 125%.

The performance targets and weightings for revenue and Adjusted EBITDA for the 2015 performance year are set forth below.  Performance goals for 2014 and 2013 are set forth in the Company’s Proxy Statement for 2015 and 2014, respectively.

Weighted % Vested from Revenue Performance for 2015 Performance Year

				% Vested
				from
				Revenue
Measurement	Weighting	Factor	Amount	Performance
			($ in mils)
FY2015 Revenue	40%
Threshold		95%	$381.4	75%
Target		100%	$401.5	100%
Maximum		105%	$421.6	125%

Weighted % Vested from Adjusted EBITDA Performance for 2015 Performance Year

				% Vested
				from
				Revenue
Measurement	Weighting	Factor	Amount	Performance
			($ in mils)
FY2015 EBITDA	60%
Threshold		95%	$114.4	75%
Target		100%	$120.4	100%
Maximum		105%	$126.4	125%

C = TSR Award Modifier

The TSR Award Modifier ranges from a low of seventy-five percent (75%) for achievement of 15% or greater below target and up to one hundred twenty-five percent (125%) for achievement of 15% or greater above target, depending upon the performance of the Company’s TSR relative to the performance of the NASDAQ Telecommunications Index (Index) TSR as set forth below.

	TSR Relative Performance
	[(Company TSR minus	TSR Award
Level	Index TSR) × 100%]	Modifier
High	+15% and higher	125%
Target	0%	100%
Low	−15% and lower	75%

The TSR Award Modifier is calculated by subtracting the Index TSR from the Company TSR where:

Company TSR = (Company Share Ending Price/Company Share Beginning Price) – 1

Index TSR = (Index Ending Price/ Index Beginning Price) –  1

Beginning Price = trading volume weighted average price of the Company’s common stock or the NASDAQ Telecommunications Index, as applicable, over the first 5 trading days in January 2015, accounting for the reinvestment of dividends over this period.

Ending Price = trading volume weighted average price of the Company’s common stock or the NASDAQ Telecommunications Index, as applicable, over the last 5 trading days in December 2016, accounting for the reinvestment of dividends over this period.

In the event of TSR relative performance between levels, straight‑line interpolation will determine the TSR Award Modifier.

Results and Vesting Calculations

The Company’s results and vesting calculation for the PBRSUs vesting in 2016 is presented in the tables below. For grants made in 2012 and vesting in 2016, revenue and Adjusted EBITDA are determined based on the 2015 performance year, and TSR is based on 2015 and 2014. For PBRSUs granted in 2013 and vesting in 2016, revenue and Adjusted EBITDA are based on the 2013 performance year and TSR is based on 2014 and 2013. Finally, for PBRSUs granted in 2014 and vesting in 2016, revenue and Adjusted EBITDA are based on the 2014 performance year and TSR is based on 2015 and 2014.

2012 Grant

					Actual
			Result as a		Vesting as a
	Target	Result	Percentage of		Percentage
Corporate Performance Metric	($ in millions)(1)	($ in millions)(1)	Target(2)	Weighting	of Target(2)(3)
Revenue	$401.5	$393.4	98.0%	40%	36.0%
Adjusted EBITDA	$120.4	$119.5	99.2%	60%	57.8%
Vested % before TSR Award Modifier					93.8%
TSR Award Modifier(4)					75.0%
Vested % after TSR Award Modifier(5)					70.4%

2013 Grant

					Actual
			Result as a		Vesting as a
	Target	Result	Percentage of		Percentage
Corporate Performance Metric	($ in millions)(1)	($ in millions)(1)	Target(2)	Weighting	of Target(2)(3)
Revenue	$402.5	$389.2	96.7%	40%	33.4%
Adjusted EBITDA	$122.4	$119.7	97.8%	60%	55.3%
Vested % before TSR Award Modifier					86.6%
TSR Award Modifier(4)					109.5%
Vested % after TSR Award Modifier(5)					94.9%

2014 Grant

					Actual
			Result as a		Vesting as a
	Target	Result	Percentage of		Percentage
Corporate Performance Metric	($ in millions)(1)	($ in millions)(1)	Target(2)	Weighting	of Target(2)(3)
Revenue	$407.8	$390.7	95.8%	40%	31.6%
Adjusted EBITDA	$123.0	$117.8	95.8%	60%	47.3%
Vested % before TSR Award Modifier					79.0%
TSR Award Modifier(4)					75.0%
Vested % after TSR Award Modifier(5)					59.2%

(1)Rounded to nearest million dollars.

(2)Rounded to nearest tenth of a percent.

(3)Determined by interpolation based on how the actual results compared to the threshold, target, and maximum levels.

(4)TSR Modifier was calculated as follows:

(5)The vested percentage was calculated as Weighted % Vested from Revenue Performance + Weighted % Vested from Adjusted EBITDA Performance x TSR Award Modifier.

2016 RSU Vesting

Based on the foregoing performance, RSUs vesting in 2016 are as follows:

	Total PBRSUs	2012 Grant	2013 Grant	2014 Grant
	Elibigle for	Calculated	Calculated	Calculated	Total PBRSUs	Total RSUs Vesting
Name	Vesting	Vesting %	Vesting %	Vesting %	Vesting # (1)	TB+PB RSUs # (1)(2)
Scott K. Barber	4,236	70.3	94.9	59.2	3,396	8,797
Dan T. Bessey(3)	—	70.3	94.9	59.2	—	1,183
John T. Komeiji	3,475	70.3	94.9	59.2	2,742	6,970
Kevin T. Paul	1,911	70.3	94.9	59.2	1,506	3,733
Eric K. Yeaman(4)	—	70.3	94.9	59.2	—	—
Robert F. Reich(5)	—	70.3	94.9	59.2	—	—

(1)Number of shares of the Company’s Common Stock to be issued in settlement of RSUs.

(2)Includes both time-based and PBRSUs.

(3)Mr. Bessey’s first grant of PBRSUs occurred in 2015, the first vesting of which is scheduled to occur in 2017.

(4)Mr. Yeaman resigned in June 2015 and forfeited all of his unvested RSUs.

(5)Mr. Reich resigned in May 2015 and forfeited all of his unvested RSUs.

2015 RSU Grants

During 2015, the Compensation Committee granted a total of 82,595 RSUs to our Named Executive Officers, which includes both PBRSUs (which assumes performance at target level) and time‑based RSUs (collectively, “Target RSUs”). The following chart shows the number of Target RSUs awarded to each Named Executive Officer in 2015, as well as the maximum number of RSUs that could vest in the event of performance at above target levels (“Maximum RSUs”):

	% of	Number of	Number of
Name	Base Salary	Target RSUs	Maximum RSUs
Scott K. Barber (1)	120	17,797	22,801
Dan T. Bessey (2)	85	9,468	12,130
John T. Komeiji	75	9,902	12,686
Kevin T. Paul	50	5,798	7,428
Eric K. Yeaman (3)	100	27,868	35,705
Robert F. Reich (4)	85	11,762	15,070

(1)Mr. Barber became Chief Executive Officer in June 2015. Percentage of base salary is reported based on annualized salary. Mr. Barber received two RSU grants in 2015, one while serving as Chief Operating Officer and one upon his appointment as Chief Executive Officer, the latter of which was prorated to account for the partial year of Chief Executive Officer service and salary.

(2)Mr. Bessey became Chief Financial Officer in May 2015. Percentage of base salary is reported based on annualized salary. Actual number of RSUs granted in 2015 was prorated to account for Mr. Bessey’s partial year of service and salary.

(3)Mr. Yeaman resigned in June 2015 and forfeited all of his unvested RSUs.

(4)Mr. Reich resigned in May 2015 and forfeited all of his unvested RSUs.

Retirement and Other Benefits

We have a tax‑qualified Section 401(k) retirement savings plan for our employees, including the Named Executive Officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre‑tax contributions, not to exceed the applicable statutory income tax limitation (which was $18,000 in 2015). In addition, we may make discretionary contributions to the plan in any year, up to certain limits. In 2015, we provided a matching contribution equal to 100% of a participant’s salary deferrals, up to a maximum of 6% of a participant’s compensation. Our contributions to the accounts of the Named Executive Officers are shown in the All Other Compensation column of the Summary Compensation Table below. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our Named Executive Officers include Company‑funded executive group life, disability, and accidental death and dismemberment insurance; reimbursement of out‑of‑pocket medical expenses; entitlement to severance benefits in the event of termination of employment under certain circumstances (as described in more detail below); and group medical plans and medical and dependent care flexible spending accounts available to salaried employees generally.

Except as described herein, we generally do not provide perquisites or other personal benefits to our Named Executive Officers. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites in limited circumstances, such as where we believe they are appropriate to assist our executives in the performance of their duties, to make our executives more efficient and effective, and/or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

While we intend to continue to maintain our current benefits and perquisites for our Named Executive Officers, we have discretion to revise, amend, or add to them. We believe these benefits and perquisites are at competitive levels for comparable companies.

Severance Benefits

Our Board of Directors recognizes that it is critical to provide competitive compensation packages to attract and retain experienced and skilled executives in a competitive and dynamic labor market. This includes competitive severance benefits. We believe that the severance benefits provided by the employment agreements with our Named Executive Officers and by our Executive Severance Plan, among other things, allow them to maintain continued focus and dedication to their assigned duties to maximize stockholder value. A discussion of the severance benefits of our Named Executive Officers is explained in greater detail under “Potential Payments on Termination or Change in Control” set forth below.

Other Compensation Policies

Stock Ownership Guidelines

Our Board of Directors believes that ownership of our common stock by our directors and officers promotes a focus on long-term growth and aligns the interests of our directors and officers with those of our stockholders. Our stock ownership guidelines require our executives at the senior vice president level and higher, including our Named Executive Officers, and our non-employee directors to achieve ownership of our common stock with a value at least as great as the values noted below, not later than five years for our Named Executive Officers and three years for our directors, after the later of the date of adoption of the stock ownership guidelines and the date the individual becomes subject to the guidelines:

Chief Executive Officer, Chief Operating Officer, and senior vice presidents—200% of annual base salary

Non‑employee directors—300% of annual cash retainer

Such ownership includes ownership of restricted as well as unrestricted shares of common stock, whether owned by the individual, jointly, or by the individual’s revocable living trust, as well as unvested time‑based restricted stock units. All of our named executive officers have met the ownership guidelines or have time remaining under the guidelines.

Prohibition Against Certain Equity Transactions

We have a policy regarding hedging the economic risk of the ownership of shares of our common stock which prohibits the Named Executive Officers from engaging in short sales and similar arrangements involving our common stock.

Compensation Recovery Policy

Once final rules regarding clawback policies are issued as contemplated by the Dodd‑Frank Act, we intend to develop a policy regarding retroactive adjustments to our Named Executive Officers’ compensation in situations where such compensation was predicated upon the achievement of financial results that subsequently were the subject of a financial restatement. Once final rules are released regarding clawback requirements under the Dodd‑Frank Act, we intend to review our policies and plans and, if necessary, amend them to comply with the new mandates.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be incorporated into the Company’s Proxy Statement and Annual Report on Form 10‑K for the year ended December 31, 2015.

Bernard R. Phillips III
Respectfully Submitted By: The Compensation Committee Warren H. Haruki, Chairman Walter A. Dods, Jr. Bernard R. Phillips III

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings, unless we specifically incorporate these reports by reference in some other filed document.

Relationship between Compensation Plans and Risk

We believe that the Company’s compensation programs, either individually or in the aggregate, do not encourage executives or employees to undertake unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us. We note the following mitigating factors:

•The Compensation Committee sets the performance goals for our annual Performance Compensation Plan. These goals typically are objective financial goals which the Compensation Committee believes are appropriately correlated with stockholder value;

•The use of equity awards fosters executive retention and aligns our executives’ interests with those of our stockholders;

•The use of a long‑term incentive vehicle, restricted stock units, that vest over a number of years and serve to align our executives’ interests with those of our stockholders; and

•Stock ownership guidelines for senior executives, monitored by the Compensation Committee, that encourage alignment with stockholder interests over the long term.

Summary Compensation Table

The following table sets forth information regarding compensation earned for the fiscal years ended December 31, 2015, 2014, and 2013 by our Named Executive Officers who were serving as executive officers at the end of 2015 and for those former officers who served as Chief Executive Officer or Chief Financial Officer during any portion of 2015.

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(5)	($)	($)(6)	($)	($)(7)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Scott K. Barber (1)	2015	452,580	—	463,282	—	298,772	—	18,462	1,233,096
President and Chief	2014	407,631	—	314,026	—	204,834	—	29,315	955,806
Executive Officer	2013	386,154	—	541,024	—	239,723	—	92,648	1,259,549
Dan T. Bessey (2)	2015	221,000	50,000	246,452	—	103,895	—	6,599	627,946
Senior Vice President,	2014	—	—	—	—	—	—	—	—
Chief Financial Officer	2013	—	—	—	—	—	—	—	—
and Treasurer
John T. Komeiji	2015	343,271	—	257,749	—	165,891	—	20,939	787,850
Senior Vice President	2014	336,600	—	172,927	—	146,589	—	20,651	676,767
and General Counsel	2013	328,523	—	167,932	—	197,014	—	21,356	714,825
Kevin T. Paul	2015	301,453	—	150,922	—	89,649	—	13,073	555,098
Senior Vice President—	2014	295,532	—	121,379	—	79,203	—	12,981	509,095
Technology	2013	288,769	—	118,053	—	104,146	—	13,393	524,362
Eric K. Yeaman (3)	2015	362,500	—	725,404	—	—	—	19,273	1,107,177
Former President and Chief	2014	724,154	—	744,035	—	485,750	—	29,188	1,983,127
Executive Officer	2013	710,000	—	722,628	—	607,760	—	26,710	2,067,098
Robert F. Reich (4)	2015	91,538	—	306,165	—	—	—	4,843	402,546
Former Senior Vice President,	2014	339,611	—	226,813	—	147,901	—	22,523	736,848
Chief Financial Officer	2013	331,375	—	220,305	—	181,687	—	22,194	755,561
and Treasurer

(1)Mr. Barber’s employment with the Company as Chief Operating Officer commenced in January 2013. He became Chief Executive Officer in June 2015.

(2)Mr. Bessey’s employment with the Company commenced in May 2015.

(3)Mr. Yeaman resigned in June 2015. As a result, he forfeited all of his unvested RSUs and was not eligible to participate in the non-equity incentive compensation plan.

(4)Mr. Reich resigned in May 2015. As a result, he forfeited all of his unvested RSUs and was not eligible to participate in the non-equity incentive compensation plan.

(5)Represents the aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, of restricted stock unit awards under the 2010 Equity Incentive Plan. There can be no assurance that these grant date fair values will ever be realized by the Named Executive Officers. For 2015, this column includes the grant date fair values of the target number of shares that may be earned pursuant to restricted stock unit awards granted in 2015. See the “Grants of Plan Based Awards” table below for information on restricted stock unit awards made in 2015. The grant date fair value of the maximum number of shares that may be earned are: (a) Scott Barber: $593,536, (b) Dan Bessey: $315,797, (c) John Komeiji: $330,216, (d) Kevin Paul: $193,351, (e) Eric Yeaman: $929,401, and (f) Robert Reich: $392,272.

(6)Represents cash performance payments earned in the year indicated, under the Company’s Performance Compensation Plan.

(7)“All Other Compensation” in 2015 includes: (i) amounts contributed by the Company to its 401(k) plan (Mr. Barber—$16,117, Mr. Bessey—$4,708, Mr. Komeiji—$18,000, Mr. Paul—$11,044, Mr. Yeaman—$10,875 and Mr. Reich—$1,831), (ii) premiums paid with respect to supplemental term life, accidental death and dismemberment, disability and health benefits for the benefit of the Named Executive Officers, and (iii) reimbursement of out-of-pocket medical expenses for each of the Named Executive Officers.

Employment Agreements

Each of Messrs. Barber, Bessey, Komeiji, and Paul is party to an employment agreement with us, with Mr. Bessey entering into his initial employment agreement with us in May 2015, Mr. Barber entering into a new employment agreement in June 2015 in connection with his promotion to Chief Executive Officer, and each of Messrs. Komeiji and Paul entering into new employment agreements in 2014. Each of Messrs. Yeaman and Reich were previously parties to employment agreements with the Company, which agreements terminated when Messrs. Yeaman and Reich resigned in June and May, respectively, of 2015. Each of the employment agreements has no specified term but instead provides that the Named Executive Officer is an at will employee of the Company and that either party may terminate the employment agreement at any time. Each of the employment agreements also provides that the respective Named Executive Officer is eligible to receive an annual performance payment under our Performance Compensation Plan (see “Annual Performance Compensation Plan” above) and an equity award under the Company’s 2010 Equity Incentive Plan (see “2010 Equity Incentive Plan” above) pursuant to which performance payments and equity grants are tied to achieving certain corporate performance goals, as determined under the respective plan. Each of the employment agreements also provides that the respective Named Executive Officer is entitled to participate in our Executive Severance Plan (see “Potential Payments on Termination or Change of Control” below) and employee benefit plans, programs and arrangements at a level commensurate with their position.

Grants of Plan‑Based Awards

The following table summarizes pertinent information concerning plan‑based awards granted to each of the Named Executive Officers during the fiscal year ended December 31, 2015:

Grants of Plan‑Based Awards

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive Plan			of Shares	Securities	Price of	Stock and
		Plan Awards(1)			Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)(2)	(#)	(#)(2)	(#)	($/Sh)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Scott K. Barber	—	363,750	485,000	606,250	—	—	—	—	—	—	—
	3/9/2015	—	—	—	—	6,796	10,619	—	—	—	176,900
	3/9/2015	—	—	—	—	—	—	6,796	—	—	176,900
	6/20/2015	—	—	—	—	2,102	3,284	—	—	—	52,575
	6/20/2015	—	—	—	—	—	—	2,103	—	—	52,575
Dan T. Bessey	—	165,000	221,000	276,250	—	—	—	—	—	—	—
	5/11/2015	—	—	—	—	4,734	7,397	—	—	—	120,338
	5/11/2015	—	—	—	—	—	—	4,734	—	—	120,338
John T. Komeiji	—	167,212	222,950	278,687	—	—	—	—	—	—	—
	3/9/2015	—	—	—	—	4,951	7,736	—	—	—	128,874
	3/9/2015	—	—	—	—	—	—	4,951	—	—	128,874
Kevin T. Paul	—	90,510	120,680	150,850	—	—	—	—	—	—	—
	3/9/2015	—	—	—	—	2,898	4,530	—	—	—	75,434
	3/9/2015	—	—	—	—	—	—	2,898	—	—	75,434
Eric K. Yeaman (4)	—	543,750	725,000	906,250	—	—	—	—	—	—	—
	3/9/2015	—	—	—	—	13,934	21,772	—	—	—	362,702
	3/9/2015	—	—	—	—	—	—	13,934	—	—	362,702
Robert F. Reich (5)	—	175,500	234,000	292,500	—	—	—	—	—	—	—
	3/9/2015	—	—	—	—	5,881	9,189	—	—	—	153,082
	3/9/2015	—	—	—	—	—	—	5,881	—	—	153,082

(1)Represents potential payouts under the Company’s Performance Compensation Plan. The actual payouts are reflected in column (g) of the Summary Compensation Table.

(2)Each restricted stock unit award listed in column (g) was granted under the 2010 Equity Incentive Plan and represents half of the restricted stock unit awards granted on the grant dates shown in column (b). These restricted stock unit awards are performance-based and vest in three equal installments over four years on each of March 12, 2017, 2018 and 2019, subject to the performance goals being met as described in “Executive Compensation Program—2010 Equity Incentive Plan” above. The other half of the restricted stock unit awards granted on the grant date shown in column (b) are listed in column (i). These restricted stock unit awards are time-based and vest in equal annual increments over a four-year period on each of March 12, 2016, 2017, 2018, and 2019.

(3)Represents the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of restricted stock unit awards under the 2010 Equity Incentive Plan. There can be no assurance that these grant date fair values will ever be realized by the Named Executive Officers. For fiscal year 2015, this column includes the grant date fair values of the target number of shares that may be earned pursuant to restricted stock unit awards granted in 2015. See the “Grants of Plan-Based Awards” table below for information on restricted stock unit awards made in fiscal 2015.

(4)Mr. Yeaman resigned as Chief Executive Officer in June 2015. Salary includes $54,374 in payment for unused vacation days, personal days and holidays. Mr. Yeaman was not eligible to participate in the Company’s Performance Compensation Plan (Non-Equity Incentive Plan Award) with respect to the 2015 performance year and forfeited all of his unvested restricted stock units (Equity Incentive Plan Awards) granted prior to his resignation in his capacity as Chief Executive Officer. For information regarding RSUs granted to Mr. Yeaman after his resignation as Chief Executive Officer in his capacity as a director, see table entitled “Director Compensation”.

(5)Mr. Reich resigned as CFO in May 2015. Salary includes $13,076 in payment for unused vacation days, personal days and holidays. Mr. Reich was not eligible to participate in the Company’s Performance Compensation Plan (Non-Equity Incentive Plan Award) with respect to the 2015 performance year and forfeited all of his unvested restricted stock units (Equity Incentive Plan Awards) granted prior to his resignation.

Outstanding Equity Awards at Fiscal Year‑End

The following table summarizes the outstanding equity awards held by each of the Named Executive Officers at December 31, 2015. There were no outstanding option awards as of December 31, 2015.

Outstanding Equity Awards at Fiscal Year‑End

	Stock Awards
				Equity Incentive Plan
			Equity Incentive Plan	Awards: Market or
		Market Value of	Awards: Number of	Payout Value of
	Number of Shares	Shares or Units	Unearned Shares,	Unearned Shares,
	or Units of	of Stock	Units or Other	Units or Other
	Stock That Have	That Have Not	Rights That Have	Rights That Have
Name	Not Vested (#)	Vested($)	Not Vested(#)(1)	Not Vested($)(2)
Scott K. Barber
2012	—	—	—	—
2013	11,670	321,742	5,601	154,419
2014	8,185	225,660	5,239	144,439
2015	8,899	221,229	8,899	221,229
Dan T. Bessey (3)
2012	—	—	—	—
2013	—	—	—	—
2014	—	—	—	—
2015	4,734	117,687	4,734	117,687
John T. Komeiji
2012	3,883	107,054	2,486	68,539
2013	6,418	176,944	3,081	84,943
2014	4,507	124,258	2,885	79,539
2015	4,951	123,082	4,951	123,082
Kevin T. Paul
2012	854	23,545	546	15,053
2013	4,512	124,396	2,165	59,689
2014	3,165	87,259	2,025	55,829
2015	2,899	72,069	2,899	72,069
Eric K. Yeaman (4)
2012	—	—	—	—
2013	—	—	—	—
2014	—	—	—	—
2015	—	—	—	—
Robert F. Reich (5)
2012	—	—	—	—
2013	—	—	—	—
2014	—	—	—	—
2015	—	—	—	—

(1)Restricted Stock Unit (“RSU”) grants under the Company’s 2010 Equity Incentive Plan are divided equally into time-based RSUs and performance-based RSUs (“PBRSU”). The time-based RSUs vest in equal installments over a four-year period. In the case of the time-based RSUs awarded in 2015, for example, vesting will take place on each of March 12, 2016, 2017, 2018, and 2019. PBRSUs vest in three equal installments over a four-year period on each of March 12, 2017, 2018 and 2019, subject to meeting total shareholder return and financial performance goals. The number of unearned RSUs assumes that target performance goals were achieved. See “2010 Equity Incentive Plan” above.

(2)The market value of the restricted stock units that have not vested was determined by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2015, which was $24.86 per share. Dollar values rounded up to the nearest whole dollar.

(3)Mr. Bessey began his employment with the Company in May 2015.

(4)Mr. Yeaman forfeited all of his unvested RSUs as a result of his resignation.

(5)Mr. Reich forfeited all of his unvested RSUs as a result of his resignation.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on vesting of restricted stock units by each of the Named Executive Officers during the fiscal year ended December 31, 2015. The table also presents the value realized upon such vesting, as calculated based on the closing price per share of our common stock on the vesting date. Amounts presented in the “Value Realized on Vesting” column under “Stock Awards” do not necessarily mean that the Named Executive Officer has actually sold the vested shares for cash. None of our Named Executive Officers was granted or exercised stock options during the fiscal year ended December 31, 2015.

	Stock Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Vesting (#)	Vesting ($) (1)
Scott K. Barber	5,477	142,566
Dan T. Bessey	—	—
John T. Komeiji	10,109	263,137
Kevin T. Paul	5,157	134,237
Eric K. Yeaman	45,075	1,173,302
Robert F. Reich	11,106	289,089

(1)Based on closing price of $26.03 on March 9, 2015.

Pension Benefits

None of the Named Executive Officers participate in or have account balances in the Hawaiian Telcom Management Pension Plan.

Nonqualified Deferred Compensation

None of the Named Executive Officers participate in or have account balances in a non‑qualified defined contribution plan or other deferred compensation plan maintained by the Company.

Potential Payments on Termination or Change in Control

The Named Executive Officers are entitled to receive payments upon certain terminations under the Hawaiian Telcom Holdco, Inc. Executive Severance Plan (“Executive Severance Plan”) and accelerated vesting of Restricted Stock Units upon certain terminations or a change of control under the Company’s 2010 Equity Incentive Plan and the respective Named Executive Officer’s Restricted Stock Unit Grant Agreement, in each case as described in more detail below. As of December 31, 2015, none of the Named Executive Officers were entitled to receive a cash payment in the event of a change in control of the Company.

Executive Severance Plan

Under each of the Named Executive Officers’ respective employment agreement with us, the Named Executive Officer is eligible to participate and receive the benefits under the Executive Severance Plan, currently administered by the Company’s Compensation Committee. Under the Executive Severance Plan, participants have the right to receive certain payments in the event of a termination by us without Cause, by them for Good Reason, or due to death or Disability (in each case as defined below). The Executive Severance Plan defines “Cause” as including any of the following facts and circumstances: (i) the failure to follow a legal order of the Board of Directors that is not remedied within 30 days; (ii) gross or willful misconduct that causes or is reasonably likely to cause damage to the Company; (iii) conviction of a felony or crime involving material dishonesty or moral turpitude; (iv) fraud or personal dishonesty involving Company assets; or (v) unlawful use or possession of illegal drugs on the Company’s premises or while performing the participant’s duties to the Company. The Executive Severance Plan defines a resignation for “Good Reason” as a resignation due to the occurrence of any of the following which occurs without the participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure are satisfied: (i) a material diminution in the authority, duties of the participant or the supervisor to whom he is required to report; (ii) the Company’s material breach of the Severance Plan or the participant’s offer letter or employment agreement; or (iii) relocation of the participant’s principal office to a location in excess of 100 miles from Honolulu, Hawaii. The Executive Severance Plan defines “Disability” as the absence of a participant from his duties to the company on a full-time basis for no less than a total of six months during any twelve month period, and results in death or continues or can be expected to continue for at least 12 months, as a result of incapacity due to mental or physical illness, which determinations are made by a physician selected by the Company and acceptable to the participant or the participant’s legal representative.

Eric Yeaman and Robert Reich were previously participants in the Company’s Executive Severance Plan, but ceased to be eligible upon Mr. Yeaman’s resignation in June 2015 and Mr. Reich’s resignation in May 2015.Upon termination of any of Mr. Bessey’s, Mr. Komeiji’s or Mr. Paul’s employment either by us without Cause or by him for Good Reason, in each case provided he delivers and does not revoke a waiver and release of claims against the Company, he is entitled to (i) continue to receive, in separate and equal installment payments in accordance with the Company’s standard payroll procedures, his base salary for 12 months following termination, subject to termination in the event he breaches any of the covenants described in his employment agreement, (ii) continue to receive for 12 months coverage for himself and any dependents under the Company group health benefit plans in which he was entitled to participate immediately prior to the date of termination other than certain supplemental coverage plans available to senior executives, and (iii) receive a pro-rata portion of his performance payment under the Performance Compensation Plan for the year of termination, to be paid at the same time as performance payments are paid to the other executive officers. Upon termination of any of Mr. Bessey’s, Mr. Komeiji’s or Mr. Paul’s employment as a result of death or disability, he is entitled to (i) continue to receive, in separate and distinct equal installment payments in accordance with the Company’s regular payroll practice, his base salary for a period of six months and (ii) receive a pro-rata portion of his performance payment under the Performance Compensation Plan for the year of termination, to be paid at the same time as performance payments are paid to the other executive officers.

On June 10, 2015, the Company's Compensation Committee amended and restated the Executive Severance Plan to modify, and in some instances eliminate, benefits that were specific to the Company’s Chief Executive Officer in order to more closely align benefits provided to the Chief Executive Officer with those provided to other participants under the Plan, which remained unchanged. As amended, the Executive Severance Plan provides that, (i) upon termination of the Chief Executive Officer’s employment either by the Company without Cause or by the Chief Executive Officer for Good Reason, the Company will continue to pay to the Chief Executive Officer (a) in separate and equal installment payments in accordance with the Company’s standard payroll procedures, 150% of the Chief Executive Officer’s base salary until the earliest to occur of (1) the eighteen-month anniversary of the Chief Executive Officer’s termination, (2) the first date the Chief Executive Officer violates any restrictive covenant in his employment agreement, (3) the fifth day following the date of the Chief Executive Officer’s termination if the Chief Executive Officer has not executed a general release, or (4) the date the Chief Executive Officer revokes any such general release, (b) for 12 months, premiums for himself and any dependents under the Company group health benefit plans in which he was entitled to participate immediately prior to the date of termination other than certain supplemental coverage plans available to senior executives, and (c) a pro-rated amount of the Chief Executive Officer’s annual award under the Company’s Performance Compensation Plan for the year of termination, based on actual performance, to be paid at the same time as performance payments are paid to the other executive officers, and (ii) upon termination of the Chief Executive Officer’s employment due to death or disability, he or his estate will be entitled to receive (a) in separate and equal installment payments in accordance with the Company’s standard payroll procedures, his base salary for a period of twelve-months from the date of the Chief Executive Officer’s termination, and (b) a pro-rated amount of the Chief Executive Officer’s annual award under the Company’s Performance Compensation Plan for the year of termination, based on actual performance, to be paid at the same time as performance payments are paid to the other executive officers.

 2010 Equity Incentive Plan

The Named Executive Officers also have the right to accelerate vesting of their unvested restricted stock units in the event of a change in control of the Company as of December 31, 2015, or termination by us without cause, by them for good reason, or due to death or disability. For the Named Executive Officers, the terms “cause”, “good reason” and “disability” have the same meanings as in the Executive Severance Plan.

In the event of a change in control, all unvested RSUs granted in or prior to 2012 and held by our Named Executive Officers would vest immediately, with PBRSUs vesting at the target level. In the case of RSUs granted in and after 2013 and held by our Named Executive Officers, any unvested time‑based RSUs would vest immediately and the unvested maximum number of PBRSUs would vest immediately subject to achievement of the applicable performance goal as determined by the Compensation Committee at the time of the change in control. In all cases, any contractual transfer restrictions applicable to any shares of common stock previously issued to our Named Executive Officers upon vesting of PBRSUs would immediately lapse.

In the event of death, disability, or termination of employment without cause or for good reason, unvested time-based RSUs held by our Named Executive Officers that otherwise would have vested on the next vesting date would vest immediately on a pro-rated basis, and unvested PBRSUs held by our Named Executive Officers that otherwise would have vested on the next determination date or vesting date, as applicable, subject to achievement of the applicable performance goal, would remain outstanding and vest on such determination date or vesting date, as applicable, on a pro-rated basis. In all cases, any contractual transfer restrictions applicable to any shares of common stock previously issued to the Named Executive Officers upon vesting of PBRSUs would immediately lapse. The following table reflects the total value of the payments that each Named Executive Officer (except for Messrs. Yeaman and Reich who resigned in 2015 and were not eligible to receive any severance benefits) was eligible to receive if the following triggering events had occurred on December 31, 2015:

	Termination
	w/o Cause or
	Resignation	Termination
	for	Upon	Change in
Name	Good Reason	Death/Disability	Control
Scott K. Barber
RSU Agreement(1)	$213,920	$213,920	$886,968
Severance Plan(2)(3)	$1,576,250	$970,000	$—
Dan T. Bessey
RSU Agreement(1)	$18,844	$18,844	$235,374
Severance Plan(2)(3)	$580,334	$391,000	$—
John T. Komeiji
RSU Agreement(1)	$173,747	$173,747	$552,627
Severance Plan(2)(3)	$585,579	$395,025	$—
Kevin T. Paul
RSU Agreement(1)	$92,255	$92,255	$329,588
Severance Plan(2)(3)	$317,424	$191,970	$—

(1)Represents the value, based on the closing price of the Company’s common stock on December 31, 2015 of $24.86, of the number of RSUs that could have vested upon the occurrence of the respective triggering event assuming target performance goals were achieved pursuant to the Named Executive Officers’ Restricted Stock Unit Grant Agreement (“RSU Agreement”).

(2)Represents the sum of cash payments payable under the Hawaiian Telcom Holdco, Inc. Executive Severance Plan upon the occurrence of the respective triggering event assuming target performance goals were achieved under the Performance Compensation Plan and that the participant had complied with the terms of the Executive Severance Plan.

(3)Includes health insurance costs for 12 months, estimated to be approximately $13,702 for Mr. Barber, $19,334 for Mr. Bessey, $18,804 for Mr. Paul and $18,804 for Mr. Komeiji.

Each respective employment agreement prohibits the Named Executive Officer from competing with us or soliciting our employees and customers during the term of his employment and for one year following the termination of his employment or the expiration of his term of employment, whichever is longer. Each employment agreement also places restrictions on the dissemination by the Named Executive Officer of confidential or proprietary information.

Compensation of Directors

The compensation of directors is determined by the full Board of Directors. The Compensation Committee annually reviews the non‑employee director compensation (including cash retainer, cash meeting fees and equity awards) and recommends to the full Board for adoption any changes to such compensation. Changes to non‑employee director compensation are made to ensure that their compensation levels are market‑competitive and that the compensation structure supports our business objectives, aligns the directors’ interests with those of our stockholders, and reflects competitive best practices.

In January 2013, pursuant to the request of the Compensation Committee, Pay Governance completed an evaluation of the Company’s non-employee director compensation, which evaluation was updated in December 2014 by the 2014 Updated Report.  Consistent with the recommendations of Pay Governance, the Company’s non-employee directors receive an annual cash retainer of $50,000 (an additional $30,000 if also serving as Chairman of the Board); an additional annual fee if also serving as Chairperson of a committee of the Board ($15,000 for the Audit Committee, $10,000 for the Compensation Committee, $7,500 for the Nominating and Governance Committee, and $5,000 for the Executive Committee); annual equity grants valued at $65,000 (an additional $35,000 if also serving as Chairman of the Board); and an attendance fee of $1,500 per Board or committee meeting attended in person or telephonically.

The following table sets forth a summary of the compensation earned by our non‑employee directors during the fiscal year ended December 31, 2015.

Director Compensation

					Change in
					Pension
				Non-Equity	Value and
	Fees Earned			Incentive	Nonqualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)(2)(3)	($)	($)	Earnings	($)	($)
(a)(1)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Kurt M. Cellar	74,000	65,023	—	—	—	—	139,023
Meredith J. Ching	43,879	53,518	—	—	—	—	97,397
Walter A. Dods, Jr.	81,500	65,023	—	—	—	—	146,523
Warren H. Haruki	88,500	65,023	—	—	—	—	153,523
Richard A. Jalkut	112,000	100,033	—	—	—	—	212,033
Steven C. Oldham	93,500	65,023	—	—	—	—	158,523
Bernard R. Phillips III	75,500	65,023	—	—	—	—	140,523
Eric K. Yeaman	32,511	48,832	—	—	—	—	81,343

(1)Mr. Barber did not receive any additional compensation for his service on the Board of Directors.

(2)“Stock Awards” represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of restricted stock unit awards issued to non-employee directors pursuant to the 2010 Equity Incentive Plan. There can be no assurance that these grant date fair values will ever be realized by the non-employee directors. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)As of December 31, 2015, Richard Jalkut had 3,843 unvested RSUs, Ms. Ching had 2,056 unvested RSUs, Mr. Yeaman had 1,876 unvested RSUs and each of the other non-employee directors had 2,498 unvested RSUs.

(4)Mr. Yeaman didn not receive any additional compensatioin for his service on the Board of Directors prior to his resignation as Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Messrs. Haruki (Chairman), Dods, and Phillips. None of the members of our Compensation Committee serves, or has served during the last completed fiscal year, as an officer or employee of the Company. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Certain Relationships and Related Transactions

The Company has a written Code of Business Conduct and conflict of interest policies that require employees to disclose any actual or perceived conflict of interest and any material transaction that could be expected to give rise to a conflict of interest, including a potential related party transaction. In the case of the Company’s executive officers, any potential conflict of interest must be reported to and reviewed by the Chief Executive Officer, or if the potential conflict of interest involves a material amount, by the Board of Directors. The Chief Executive Officer or the Board, as the case may be, will make a determination whether a violation of the code of conduct has occurred based on consideration of all relevant facts and circumstances. In the event of a violation, employees may be disciplined up to and including dismissal. Directors also are required, pursuant to the Code of Conduct of the Board of Directors of the Company, to disclose any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company. Such disclosure must be made promptly to the Chairman of the Nominating and Governance Committee.

Nomination, Standstill and Support Agreement with Black Diamond Capital Management, L.L.C.

On February 25, 2016, the Company entered into a Nomination, Standstill and Support Agreement (the “Black Diamond Standstill Agreement”) and a Confidentiality Agreement (the “Black Diamond Confidentiality Agreement”) with Black Diamond Capital Management, L.L.C. (“Black Diamond”). As of March 1, 2016, Black Diamond held approximately 23% of the Company’s outstanding common stock. Pursuant to the Black Diamond Standstill Agreement, during the Term (as defined in the Black Diamond Standstill Agreement), Black Diamond and its affiliates, among other things, agree not to: (i) acquire more than 31.5% of the Company’s outstanding securities; (ii) form or participate in any “group” or otherwise act in concert with any other person in respect of the Company’s securities; (iii) solicit proxies or conduct any other type of referendum; (iv) call any special meeting of the Company’s stockholders or present any proposal for consideration for action by the stockholders; (v) seek any change in the composition of the Board; (vi) subject to limited exceptions, sell the Company’s securities if such sale would knowingly result in the purchaser owning 5% or more of the Company’s securities, or to any person that already has a beneficial or other ownership interest of 5% or more of the Company’s securities; (vii) grant any authority to vote Black Diamond’s shares with respect to any matters or subject them to a voting agreement or similar arrangement; (viii) arrange or participate in any financing for the purchase of the Company’s securities or assets, other than the financing for a transaction that has been approved by the Board; (ix) make a proposal regarding any extraordinary corporate transaction involving the Company or its securities (including, without limitation, any merger, reorganization, recapitalization, extraordinary dividend, liquidation, tender or exchange offer or non-ordinary course sale or transfer of assets); (x) knowingly cause the Company’s securities to become eligible for termination of registration under the Exchange Act; (xi) participate in any litigation against the Company or any of its current or former directors or officers (including derivative actions); (xii) request that the prohibitions under the Black Diamond Standstill Agreement be waived or otherwise seek an amendment or modification of the Black Diamond Standstill Agreement; or (xiii) initiate or otherwise participate in any of the foregoing actions. Additionally, under the Black Diamond Standstill Agreement, Black Diamond and its affiliates are required to vote (a) for all directors nominated by the Board for election, and (b) in accordance with the recommendation of the Board on any other proposals or other business (other than with respect to certain extraordinary corporate transactions) that comes before any stockholder meeting.

In exchange, the Company has agreed, during the Term, to take certain actions to cause Black Diamond’s designated representative to be nominated and elected to the Company’s Board of Directors at each of the Company’s 2016, 2017 and 2018 Annual Meeting of Stockholders, or earlier if a vacancy in the Board occurs prior to the 2016 Annual Meeting.  Additionally, provided Black Diamond has no financial or other interest in the subject transaction, the Company has agreed to include the Black Diamond representative as a member of any special committee of the Board created to oversee or consider any transaction or other strategic event that might lead to a change of control or other material change to the Company’s capital structure. Pursuant to the Black Diamond Standstill Agreement, the Company will also issue a letter, in form reasonably acceptable to Black Diamond, in support of Black Diamond’s petition to the Hawaii Public Utilities Commission to acquire additional shares the Company’s outstanding stock (up to a maximum of 31.5%).

The Term of the Black Diamond Standstill Agreement is three years, with certain obligations of each party terminating earlier upon the occurrence of certain events. Concurrently with the execution of the Black Diamond Standstill Agreement, the Company and Black Diamond also executed the Black Diamond Confidentiality Agreement (in the form attached as Exhibit B to the Black Diamond Standstill Agreement) to protect the confidentiality of business information that may be provided by the Company to Black Diamond or its representative. The Black Diamond Confidentiality Agreement will terminate 90 days following the date on which a Black Diamond representative no longer serves as a director of the Company.

Nomination, Standstill and Support Agreement with Twin Haven Capital Partners, LLC and Affiliates

On March 14, 2016, the Company entered into a Nomination, Standstill and Support Agreement (the “Twin Haven Standstill Agreement”) and a Confidentiality Agreement (the “Twin Haven Confidentiality Agreement”) with Twin Haven Capital Partners, L.L.C., Twin Haven Special Opportunities Fund III, L.P., Twin Haven Special Opportunities Partners III, L.L.C., Twin Haven Special Opportunities Fund IV, L.P. and Twin Haven Special Opportunities Partners IV, L.L.C. (collectively, “Twin Haven”). As of March 1, 2016, Twin Haven owned approximately 21.9% of the Company’s outstanding Common Stock.

Pursuant to the Twin Haven Standstill Agreement, during the Term (as defined in the Twin Haven Standstill Agreement), Twin Haven and its affiliates, among other things, agree not to: (i) acquire more than 31.5% of the Company’s outstanding securities; (ii) form or participate in any “group” or otherwise act in concert with any other person in respect of the Company’s securities; (iii) solicit proxies or conduct any other type of referendum; (iv) call any special meeting of the Company’s stockholders or present any proposal for consideration for action by the stockholders; (v) seek any change in the composition of the Board; (vi) subject to limited exceptions, sell the Company’s securities if such sale would knowingly result in the purchaser owning 5% or more of the Company’s securities, or to any person that already has a beneficial or other ownership interest of 5% or more of the Company’s securities; (vii) grant any authority to vote Twin Haven’s shares with respect to any matters or subject them to a voting agreement or similar arrangement; (viii) arrange or participate in any financing for the purchase of the Company’s securities or assets, other than the financing for a transaction that has been approved by the Board; (ix) make a proposal regarding any extraordinary corporate transaction involving the Company or its securities (including, without limitation, any merger, reorganization, recapitalization, extraordinary dividend, liquidation, tender or exchange offer or non-ordinary course sale or transfer of assets); (x) knowingly cause the Company’s securities to become eligible for termination of registration under the Exchange Act; (xi) participate in any litigation against the Company or any of its current or former directors or officers (including derivative actions); (xii) request that the prohibitions under the Black Diamond Standstill Agreement be waived or otherwise seek an amendment or modification of the Black Diamond Standstill Agreement; or (xiii) initiate or otherwise participate in any of the foregoing actions. Additionally, under the Twin Haven Standstill Agreement, Twin Haven and its affiliates are required to vote (a) for all directors nominated by the Board for election, and (b) in accordance with the recommendation of the Board on any other proposals or other business (other than with respect to certain extraordinary corporate transactions) that comes before any stockholder meeting.

In exchange, the Company has agreed, during the Term, to take certain actions to cause Twin Haven’s designated representative to be nominated and elected to the Company’s Board of Directors at each of the Company’s 2016, 2017 and 2018 Annual Meeting of Stockholders, or earlier if a vacancy in the Board occurs prior to the 2016 Annual Meeting.  Additionally, provided Twin Haven has no financial or other interest in the subject transaction, the Company has agreed to include the Twin Haven representative as a member of any special committee of the Board created to oversee or consider any transaction or other strategic event that might lead to a change of control or other material change to the Company’s capital structure. Pursuant to the Twin Haven Standstill Agreement, if Twin Haven petitions the Hawaii Public Utilities Commission to acquire additional shares of the Company’s outstanding stock (up to a maximum of 31.5%), the Company will also issue a letter, in form reasonably acceptable to Twin Haven, in support of Twin Haven’s petition. Additionally, under the Twin Haven Standstill Agreement, if the Company waives or modifies any term of the Black Diamond Agreement or enters into a new agreement with Black Diamond, the Company must offer substantially similar treatment to Twin Haven if the facts and circumstances of each of Black Diamond and Twin Haven are substantially equivalent at that time. Finally, under the Twin Haven Standstill Agreement, the Company may not, without Twin Haven’s consent, waive Black Diamond’s voting support obligations under the Black Diamond Standstill Agreement.

The Term of the Twin Haven Standstill Agreement is three years, with certain obligations of each party terminating earlier upon the occurrence of certain events. Concurrently with the execution of the Twin Haven Standstill Agreement, the Company and Twin Haven executed the Twin Haven Confidentiality Agreement (in the form attached as Exhibit B to the Twin Haven Standstill Agreement) to protect the confidentiality of business information that may be provided by the Company to Twin Haven or its representative. The Twin Haven Confidentiality Agreement will terminate 90 days following the date on which a Twin Haven representative no longer serves as a director of the Company.

OTHER INFORMATION

Stockholder Proposals for the 2017 Annual Meeting

Proposals of stockholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Company’s Annual Meeting in 2017 must be received at the Company’s headquarters on or before November 17, 2016 in order to be considered for inclusion in the 2017 Proxy Statement and proxy. The Company’s Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act be submitted, in accordance with Section 2.9 of the Bylaws, not earlier than December 30, 2016, and not later than January 29, 2017; provided, however, that in the event the 2017 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2016 Annual Meeting, notice by the stockholders in order to be timely must be received by the Company not later than the close of business on the 10th day following the day on which notice of the date of the 2017 Annual Meeting was mailed or public disclosure of the date of the 2017 Annual Meeting was made, whichever occurs first. Additionally, in accordance with Rule 14a-4(c) under the Exchange Act, management proxy holders intend to use their discretionary voting authority with respect to any stockholder proposal raised at the 2017 Annual Meeting as to which the stockholder fails to notify the Company on or before January 29, 2017.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Sean K. Clark
Sean K. Clark Secretary

Dated: March 17, 2016

Appendix A

Schedule of Adjusted EBITDA Calculation

(Unaudited, dollars in thousands)

	For the Year
	Ended
	December 31,
	2015	2014
Net income	$1,100	$8,099
Income tax provision	1,357	5,910
Interest expense and other income and expense, net	16,805	16,462
Depreciation and amortization	87,879	78,014
EBITDA	107,141	108,485
Non-cash stock compensation	1,584	4,174
SystemMetrics earn-out	258	1,087
Non-recurring costs	2,464	2,448
Pension settlement loss	8,088	-
Severance costs	-	197
Wavecom integration costs	-	339
Storm Iselle costs	-	1,077
Adjusted EBITDA	$119,535	$117,807

aNNUal mEETiNG Of sTOcKhOldERs Of haWaiiaN TElcOm hOldcO, iNc. april 29, 2016 iNTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TElEphONE - Call toll-free 1-800-pROXiEs (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. mail - Sign, date and mail your proxy card in the envelope provided as soon as possible. iN pERsON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. 20930000000000000000 3 042916 ThE BOaRd Of diREcTORs REcOmmENds a vOTE "fOR" ThE ElEcTiON Of diREcTORs aNd "fOR" pROpOsal NO. 2. plEasE siGN, daTE aNd RETURN pROmpTlY iN ThE ENclOsEd ENvElOpE. plEasE maRK YOUR vOTE iN BlUE OR BlacK iNK as shOWN hERE x FOR AGAINST ABSTAIN 1. Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOmiNEEs: O Richard A. Jalkut O Kurt M. Cellar O Walter A. Dods, Jr. O Steven C. Oldham O Eric K. Yeaman O Meredith J. Ching O Scott K. Barber O N. John Fontana III O Robert B. Webster 2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL NO. 2. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 HAWAIIAN TELCOM HOLDCO, INC. proxy for annual meeting of stockholders on april 29, 2016 This pROXY is sOliciTEd BY ThE BOaRd Of diREcTORs Of ThE cOmpaNY The undersigned hereby appoints Richard A. Jalkut and Scott K. Barber, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hawaiian Telcom Holdco, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held April 29, 2016 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (continued and to be signed on the reverse side.) 1.114475

0 HAWAIIAN TELCOM HOLDCO, INC. proxy for annual meeting of stockholders on april 29, 2016 This pROXY is sOliciTEd BY ThE BOaRd Of diREcTORs Of ThE cOmpaNY The undersigned hereby appoints Richard A. Jalkut and Scott K. Barber, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hawaiian Telcom Holdco, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held April 29, 2016 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. (continued and to be signed on the reverse side.) 1.114475

aNNUal mEETiNG Of sTOcKhOldERs Of haWaiiaN TElcOm hOldcO, iNc. april 29, 2016 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTicE Of iNTERNET availaBiliTY Of pROXY maTERial: The Notice of Meeting, proxy statement and proxy card are available at http://ir.hawaiiantel.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20930000000000000000 3 042916 ThE BOaRd Of diREcTORs REcOmmENds a vOTE "fOR" ThE ElEcTiON Of diREcTORs aNd "fOR" pROpOsal NO. 2. plEasE siGN, daTE aNd RETURN pROmpTlY iN ThE ENclOsEd ENvElOpE. plEasE maRK YOUR vOTE iN BlUE OR BlacK iNK as shOWN hERE x FOR AGAINST ABSTAIN 1. Election of Directors FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOmiNEEs: O Richard A. Jalkut O Kurt M. Cellar O Walter A. Dods, Jr. O Steven C. Oldham O Eric K. Yeaman O Meredith J. Ching O Scott K. Barber O N. John Fontana III O Robert B. Webster 2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL NO. 2. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.